As filed with the Securities and Exchange Commission November 9, 2016

Registration Statement No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALING TOUCH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7299	35-2563820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

140 Paya Lebar Road

AZ Building #09-26

Singapore 409015

+65-68505050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sing Wei Lung

Chief Executive Officer

Healing Touch Holdings, Inc.

140 Paya Lebar Road

AZ Building #09-26

Singapore 409015

+65-68505050

(Name, address and telephone number of agent for service)

With copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, Florida 33401

(800) 341-2684

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common Stock, par value $0.0001	5,555,556	(2)	$0.18	(3)	$1,000,000	$115.90

_________________________

(1)	Estimated solely for purposed of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)

In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.0001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2016

HEALING TOUCH HOLDINGS, INC.

5,555,556 Shares of Common Stock

$0.18 per Share

Healing Touch Holdings, Inc. (the “Company,” “we,” “our” and “us”) is offering directly 5,555,556 shares of our common stock (the “Shares”), at a fixed price of $0.18 per share for a total amount of $1,000,000 on a best efforts basis (the “Offering”). There is no minimum number of Shares required to be purchased, and we will retain the proceeds from the sale of any of the Shares that are sold by us. The minimum investment amount for a single investor is $1,500 for 8,334 shares. Subscriptions for less than the minimum investment will automatically be rejected. Subscriptions, once received and accepted, are irrevocable. The Offering will commence promptly on the date upon which the registration statement is declared effective with the Securities and Exchange Commission (the “SEC”) and will conclude upon the earlier of (i) the date on which all 5,555,556 Shares have been sold, or (ii) 90 days after the registration statement of which this prospectus is a part is declared effective by the SEC. We may at our discretion extend the Offering for an additional 90 days. This is the initial public offering of our common stock. We are offering the Shares on a self-underwritten basis which means our officers and directors will attempt to sell the Shares in reliance on the safe harbor from broker-dealer registration under Rule 3a4-1 of the Securities Exchange of 1934, as amended (the “Exchange Act”). This prospectus will permit our officers and directors to sell the Shares directly to the public. No commission or other compensation related to the sale of the Shares will be paid to the officers and directors. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Shares will be immediately available to us for use in our operations.

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not currently traded on any exchange or quoted on the Over-The-Counter market. After the effective date of the registration statement of which this prospectus is a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board and/or OTCMarkets.com (together, the “OTC Markets”). We do not yet have a market maker who has agreed to file such application, nor can there be any assurance that such an application for quotation will be approved. We will bear the expenses relating to the registration of the Shares. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from an investment in the Shares.

We are an “emerging growth company” as defined in the SEC rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

All funds that we raise from the Offering will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of Shares in an escrow, trust or similar account.

Our common stock is subject to the “penny stock” rules of the SEC. Any investor who purchases shares will have no assurance that any other monies will be subscribed to in the prospectus. The funds raised in this Offering, may be insufficient to develop our business strategy.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is _____________, 2016

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. If you invest in our common stock, you are assuming a high degree of risk. As used throughout this prospectus, unless the context otherwise requires, the terms “Healing Touch Holdings,” “Company,” “we,” “us,” or “our” refer to Healing Touch Holdings, HTG and Spa Eternity, its wholly owned subsidiaries. “HTG” refers to Healing Touch Global Pte. Ltd., “Spa Eternity” refers to Spa Eternity Pte. Ltd., “It’s Divine Technology” refers to “It’s Divine Technology Pte. Ltd. each of which is a wholly owned subsidiary of Healing Touch Holdings, Inc. All dollar amounts are in U.S. dollars unless otherwise noted. Any estimated future amounts that have been converted from Singapore dollars to U.S. dollars shall be based on the approximate foreign exchange rate on the date of this Prospectus. Exchange rates are subject to change and U.S. dollar amounts on a forward estimate are only an approximation of future U.S. dollar equivalents.

Our Company

Healing Touch Holdings, Inc. was incorporated in Delaware on May 17, 2016, as It’s Divine, Inc. On October 5, 2016, we amended our certificate of incorporation to change our name to Healing Touch Holdings, Inc.

We own and operate seven (7) spas in Singapore which have operated under the brand name “Healing Touch” since the “Healing Touch” trade name was established in 2001 before we acquired such subsidiaries in June 2016. Currently, our seven (7) Healing Touch spas have 83 treatment rooms and approximately 107 therapists and are visited by more than 20,000 clients annually. We have also just commenced a program to franchise our spas under the “Healing Touch” brand name in Singapore and other countries in the Southeast Asian region. Our spas, and our franchised locations, provide services that include massage, facial and slimming treatments as well as selling related beauty products. Each of the Company's spas generally offer similar treatments and beauty products.

Healing Touch spas are the most recommended Singapore spas on Facebook and are rated Number 2 as to Singapore spas by TripAdvisor users. Healing Touch is also rated the top spa brand in a 2016 brand survey conducted in Singapore by Brand Alliance (Influential Brands). Healing Touch offers award winning body massage, facial and slimming treatments and is committed to impressing our customers with their treatment experience and results. Our promise to customers: Caring hands, divine treats.

Our vision is to be the largest spa chain brand in Southeast Asia and to help people live more healthy and beautiful lives.

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During the year ended June 30, 2016 and 2015, we generated revenue of $4,423,366 and $3,798,985, respectively, and had a net loss of $232,863 and $584,473, respectively.

Overview of Corporate Structure

Our business is operated through holding entities and operating entities. Healing Touch Holdings currently holds all of the issued and outstanding capital of its directly owned subsidiaries, including:

(i)

Spa Eternity Pte. Ltd., which (a) was formed in Singapore on November 12, 2010 and (b) currently conducts its business through five directly wholly owned operating branches, including, Healing Touch (Alexandra Branch), Healing Touch (Thomson Branch), Healing Touch (Novena Branch), Healing Touch (River Valley Branch), and Healing Touch (Tampines Branch);

(ii)

Healing Touch Global Pte. Ltd., which (a) was formed in Singapore on March 19, 2014 and (b) currently conducts its business through one wholly owned operating branch, namely Healing Touch (Yishun Branch), and a 45% equity investment in Spa Affinity Pte. Ltd., which wholly owns an operating branch, namely Healing Touch (Orchard Branch);

(iii)

It’s Divine Technology Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake; and

(iv)

It’s Divine Investments Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake.

We plan to expand our Healing Touch brand through the (i) establishment of additional directly company owned branches of Spa Eternity Pte, Ltd. and Healing Touch Global Pte. Ltd. and (ii) franchising of spas.

Recent Developments

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including Sing Wei Lung, the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer, Sing Wei Lung, received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

On June 22, 2016, the Company completed the acquisition of 100% of the interest of Spa Eternity Pte. Ltd. from Sing Wei Lung (its controlling shareholder) and Hongbo Huang in exchange for $2,147,000 (Singaporean Dollars) (equivalent to $1,589,982 (United States Dollars) at the date of closing) (consisting of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) cash consideration (“Cash Consideration”), $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in the form of a Promissory Note from the Company to Sing Wei Lung and Hongbo Huang, and the assumption of all indebtedness Sing Wei Lung to Spa Eternity Pte. Ltd. in the amount of $1,747,000 (Singaporean Dollars) ($1,290,330 United States Dollars)). The Company derived the Cash Consideration to pay Sing Wei Lung and Hongbo Huang by borrowing such amount from Healing Touch Global Pte. Ltd. on June 22, 2016 in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Healing Touch Global Pte. Ltd. As a result, Spa Eternity Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating five (5) spas.

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On June 27, 2016, the Company repaid the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) and nominal accrued interest under the Promissory Note issued to Sing Wei Lung and Hongbo Huang by borrowing $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from Spa Eternity Pte. Ltd. in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Spa Eternity Pte. Ltd.

The Company and Our Spas

The Company operates Singapore’s top spa chain in terms of the number of massages, spa and beauty-related keywords ranked on Google’s search results. The Company’s spas are also Singapore’s most-reviewed spa on social media channels, with currently more than 2,000 reviews on Facebook and other channels.

Our brand and web site (www.healingtouchspa.com) enjoys strong online brand presence, driving our growth primarily through low cost online branding and marketing strategies. The Company's spas focus on providing high quality beauty care services and professional products, primarily catering to the mass market.

Convenience. Our spas enable our guests to select different service scheduling options based upon their preference. In the value category, the ability to serve walk-in appointments and minimize guest wait times is an essential element in delivering upon convenience. We continue to focus on staffing and retention, optimizing schedules and leveraging our technology to help us balance therapist hours with guest traffic and manage guest wait times. In the premium category, our spas generally schedule appointments in advance of service. Our spas are generally open seven days per week, offering guests a variety of convenient ways to fulfill their beauty needs.

Affordability. The Company strives to offer an exceptional value for its services. In the value category, our guests expect outstanding service at affordable prices. These expectations are met with average service transactions ranging from $55 to $80, for a one-hour massage. In the premium category, our guests expect upscale, full service beauty services at reasonable prices. Average service transactions approximate $160 in this category. Pricing decisions are considered on a spa level basis and established based on local conditions.

Spa Appearance and Atmosphere.    The Company's spas range from 1,500 sq. ft. to 2,200 sq. ft., with the typical spa approximating 1,600 sq. ft. Our spa repairs and maintenance program is designed to ensure we invest annually in spa cleanliness and safety, as well as in maintaining the normal operation of our spas. Our annual capital expenditures include funds to refresh the appeal and comfort of our spas.

Retail Assortments. The Company does not sell popular known branded beauty products but instead sells high-quality beauty products that are unavailable at other places. Hence, customers can only buy these products from us, providing the Company with higher, and protected, margins. Customers buy our products because they complement the treatments we provide and our customers trust our beauticians. The top selling skincare brands within the Company's retail assortment include Organic Time and Dr. Proen’s from Japan.

Technology. Our website for Healing Touch (www.healingtouchspa.com) describes our services and lets our customers book appointments at any of our Company owned spas or our franchise locations.

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Technological Capabilities

We operate with innovative spa scheduling and management software infrastructure developed by the Company. This software enables online booking for franchisees anywhere in the world. In addition, we sell customer package credits, which customers can redeem from any franchisee in the world. The software also enables inter-branch, inter-merchants billing when customers redeem package credits from spas other than the one where their package was purchased.

Our technology (point-of-sale systems and workstations) throughout Singapore enable communication with spas and therapists, delivery of online and digital training to therapists, real-time spa level analytics on guest retention, wait times, therapist productivity, and spa performance. Our point-of sale systems also have the ability to collect guest and transactional data and enable the Company to invest in guest relationship management, gaining insights into guest behavior, communicating with guests and incentivizing return visits. Leveraging this technology allows us to monitor guest retention and to survey our guests for feedback on improving the guest experience, and allows guests to use mobile apps to schedule appointments, view wait times and interact in other ways with spas.

We also use the latest technology to offer new and innovative services to our guests. For example, we have also recently developed a new state-of-the-art machine that combines 4 different aesthetics technologies under our own branded equipment - “Wonder Sculptor” with the following treatment functions:

•	Lipo-laser slimming treatment
•	Radio Frequency Vaccum slimming treatment
•	Multi-Polar Radio Frequency slimming treatment
•	Ultrasound Cavitation slimming treatment

These new slimming treatments command premium prices and are being launched in November, 2016. We are also launching new slimming home-care products.

Key Characteristics

Combined with our management team’s 30 years of combined knowledge and experience of spa operations, advanced western management, and knowledge of the habits of Asian consumers, we have developed a localized managing system that supports our current spa operations as well, we believe, as our future expansion potential.

The accolades we received over the years evidence this experience, and they include:

2016 - Top brand, Spa & Wellness, Influential Brands

2016 - Best Deep Tissue Massage by CLEO Body Awards

2016 - TripAdvisor Certificate of Excellence

2016 - Best Facial Guasa by Women’s Weekly

2015/2016 - Best Aches Busting Massage by Women’s Weekly

2013 - “Best Value Spa” by Cosmopolitan Singapore

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Mission and Strategies

The Company's long-term mission is to help people live more healthy and beautiful lives.

To successfully achieve our mission and build a winning organization, we must be the place where therapists can have successful and satisfying careers, which will drive great guest experiences and in turn, guests for life. Our key strategies and priorities are well aligned, focusing on people, processes and metrics to drive execution and performance.

We have set our focus on serving wealthy individuals with premium consumption powers (mid- to upper-tier consumer group).  We have also set our consumer focus on corporate clients who are willing to compensate their employees with memberships in our facilities as extra benefits. However, currently we are not reliant on corporate clients.

Our key strategies follow:

1.	Earn the Hearts and Minds of Our Team
2.	Develop High Performing Leaders
3.	Attain Operational Excellence through Simplicity
4.	Achieve Each Spa's Potential
5.	Deliver Exceptional Guest Experiences

Therapists

Creating an organization where therapists can have successful and satisfying careers leads to improved execution, and in turn, great guest experiences.

The Company has a high therapist-retention history, with a stable and skilled workforce in a market where many spas are facing manpower shortage. The Company is able to expand quickly due to the high staff retention rate, and with many new therapists being recommended to the company by current staff. The Company hires only experienced and skillful therapists, hence customers receive consistently high standards of treatment service and results. This is one of the keys to maintain high customer-satisfaction levels. The Company also utilizes full-time spa and beauty trainers to continuously upgrade our therapist’s skill levels.

The Company engages a full-time beauty researcher to continuously search for highly effective premium beauty and slimming treatments. Hence we have been able to launch numerous new beauty and slimming treatments in the last 1-2 years. We also develop new skincare products under our brand, as this is important to our franchise expansion strategy, and we have recently launched a new non-surgical face lift treatment.

Additionally, we have dedicated managers who focus on marketing, financing, logistical control and public relations.

Spa Support

To help people live more healthy and beautiful lives mandates a service-oriented, therapist and guest-focused mentality in supporting our field organization to grow our business profitably.

Organization.    Our headquarters’ priorities are aligned to our field structure to enhance the effectiveness and efficiency of the service provided to our field organization.

Simplification.   Our ongoing simplification efforts focus on improving the way we plan and execute across our brands. Standardizing processes and procedures around scheduling, inventory management, day-to-day spa execution and reporting makes it easier to lead and execute in a multi-unit organization. Our organization also remains focused on identifying and driving cost saving and profit enhancing initiatives.

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Spa Franchising Program

We have just commenced a program to franchise our spas.  We intend to provide our franchisees with a comprehensive system of business training, therapist education, site approval and lease negotiation, construction management services, professional marketing, promotion, and advertising programs, and other forms of support designed to help franchisees build successful businesses. The Company is targeting having 5 Singapore franchise outlets by June 2019, with 10 additional franchises to be opened by 2019 in Malaysia, Indonesia, Philippines, Vietnam, Cambodia and Thailand.

Spa Markets and Marketing

Company-Owned Spas

The Company utilizes various marketing vehicles for its spas, including the internet for the most part and traditional advertising, guest relationship management, digital channels and promotional/pricing based programs to a lesser extent. A predetermined allocation of revenue is used for such programs. Most marketing vehicles including online, radio, print, digital and television advertising are developed and supervised at the Company's headquarters; however, the majority of advertising is created for our local markets. The Company reviews its brand strategy with the intent to create more clear communication platforms, identities and differentiation points for our brands to drive consumer preference.

Franchised Spas

The franchises located in Singapore will maintain a separate advertising fund that provides comprehensive marketing and sales support for the franchises. The franchise advertising fund will be administered by a council consisting of primarily franchisee representatives of franchises in Singapore. The council will have overall control of the advertising fund's expenditures and will operate in accordance with terms of the franchise operating and other agreements. Company-owned spas and Singapore franchised spas will contribute to the advertising funds, the majority of which are allocated to the contributing market for media placement and local marketing activities. The remainder is allocated for the creation of national Singapore advertising and system-wide activities. The franchises located outside Singapore will be required to commit to spending a portion of the gross revenues of such franchises in advertising in their local market.

Marketing Strategy

We primarily engage in target marketing strategies using:

•	Google search engine optimization and search text ads in order to target customers who search for keywords related to services we offer. Currently our web site has achieved top 10 organic search results for more than 30 massage, spa and facial related keywords. This allows us to acquire new customers from our low cost online strategies.

•	Google display ads using interest group targeting in order to target customers who have been identified by Google to be interested in services we offer.

•	Facebook advertising using interest group targeting in order to target customers who have been identified by Facebook to be interested in services we offer.

For the year ended June 30, 2016, we spent less than 3% of annual sales on advertising and marketing expenses utilizing these marketing strategies, hence our advertising and marketing strategies have been highly cost effective.

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Corporate Trademarks

We currently hold registered trademarks for the name “Healing Touch” in Singapore, Australia and France and for the and logo mark in in Singapore, Australia, France and China. We intend to apply for registered trademarks for the name and logo mark “Healing Touch” in new countries which we will be expanding our operations into.

Locations

The Company operates spa locations in relatively low-rental premises, with rental rates ranging from US$3.6 - US$4.50 per square foot. Our rental costs are generally lower than major spa chains. We are able to drive strong customer traffic to our premises despite locations in low human traffic areas because of our strong marketing competencies.

This is unlike many other spas that incur high rental costs to be located in high foot traffic locations.

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

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Corporate Information

Our principal executive offices are located at 140 Paya Lebar Road, AZ Building #09-26, Singapore 409015, and our telephone number is +65-68505050. Our corporate website address is www.healingtouchspa.com. Information on, or accessible through, our website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Offering

Common stock outstanding before the Offering	41,819,724 Shares

Common stock offered by the Company	5,555,556 Shares

Common stock to be outstanding after the Offering	47,375,280 Shares

Market for the Shares

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. There cannot be any assurance that a market maker will agree to file the necessary documents with FINRA for our common stock to be eligible for quotation on the OTC Markets, nor can there be any assurance that such an application for quotation will be approved.

Offering price per Share	We will sell the Shares at a price of $0.18 per share upon effectiveness of the registration statement of which this prospectus is a part on a direct primary “self-underwritten” basis. There is no minimum number of Shares required to be purchased, and we will retain the proceeds from the sale of any of the Shares that are sold by us. The minimum investment amount for a single investor is $1,500 for 8,334 shares. Subscriptions for less than the minimum investment will automatically be rejected. Subscriptions, once received and accepted, are irrevocable. Our transfer agent, VStock Transfer, LLC will issue common stock subscribed for in this Offering promptly after we accept subscriptions from investors. Shares purchased by investors in this Offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

Use of proceeds

We intend to use the proceeds of this Offering (i) to continue our business expansion by increasing spending on advertising and marketing, trade shows and travel, website development and social media platforms, (ii) to pay for the expenses of public company reporting requirements and staffing, and (iii) for general working capital. See “Use of Proceeds.”

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Risk factors

Investment in the Shares involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the Shares.

Termination of the Offering

The Offering will conclude upon the earlier of (i) the date on which all of the Shares have been sold, or (ii) 90 days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC. We may extend the Offering for an additional 90 days at our discretion.

SUMMARY FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary financial data. The statements of operations data for the years ended June 30, 2016 and 2015 are derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended June 30,
	2016	2015
Statement of Income Data:
Revenue	$4,423,366	$3,798,985
Operating Expenses	4,656,229	4,383,458
Loss from Operations	(232,863)	(584,473)
Net Loss	$(232,863)	$(584,473)

Net Loss per Common Share	$(0.01)	$(0.01)
Weighted Average Shares Outstanding - Basic and Diluted	41,727,547	41,452,882

Pro Forma Balance Sheet	Actual	Pre-Offering
	Balance Sheet at June 30, 2016	Pro Forma

Cash	306,718	306,718
Total Assets	1,025,131	1,025,131
Total Liabilities	2,060,737	2,060,737
Total Stockholders’ Deficit	(1,035,606)	(1,035,606)

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RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have only limited audited financial results on which you can evaluate us and our operations. We have operated our business in our current corporate structure only since June 2016 and are subject to, and may be unable to address, the risks typically encountered by companies operating in the rapidly evolving marketplace, including those risks relating to:

•	the failure to develop brand name recognition and reputation;
•	the failure to achieve market acceptance of our services;
•	a slow-down in the growth of general consumer acceptance of spa services; and
•	an inability to grow and adapt our business and technology to evolving consumer demand.

If we are unable to address any or all of these or related risks, our business and results of operations may be materially and adversely affected.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this prospectus, as well as the following factors, may affect our operating results.

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With respect to our corporate-owned spas, the following risk factors may affect our operating results:

•	our ability to continue to attract clientele to our spa facilities;
•	our ability to generate revenue from our clientele for the products and services we offer;
•	our ability to attract advertisers to our programs;
•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;
•	our focus on long-term goals over short-term results;
•	our ability to keep our facilities operational at a reasonable cost; and
•	our ability to generate revenue from services in which we have invested considerable time and resources.

With respect to our newly established franchising program, we anticipate opening at least ten (10) overseas spa franchise locations within the next three (3) years in Southeast Asia, particularly Malaysia, Indonesia, Philippines, Vietnam, Cambodia and Thailand. We will derive revenues associated with our franchised locations from royalties, service fees and product sales to franchised locations. Our financial results will be therefore dependent in part upon the operational and financial success of our franchisees. As we increase our focus on our franchise business, our dependence on our franchisees grows.

We will have limited control over how our franchisees’ businesses are run. Though we will have established operational standards and guidelines, the franchisees will own, operate and oversee the daily operations of their spa locations. If franchisees do not successfully operate their spas in compliance with our standards, our brand reputation and image could be harmed and our financial results could be affected.

In addition, our franchisees will be subject to the same general economic risks as our Company, and their results will be influenced by competition, market trends, and disruptions in their markets due to severe weather and other external events. They may also be limited in their ability to open new locations by an inability to secure adequate financing, especially since many of them may be small businesses with much more limited access to financing than our Company, or by the limited supply of favorable real estate for new spa locations. A deterioration in the financial results of our franchisees, or a failure of our franchisees to renew their franchise agreements, could adversely affect our operating results through decreased royalty payments, fees and product revenues.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

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Because of the capital-intensive nature of our business (particularly are corporate-owned spas), we may have to incur indebtedness or issue new equity securities and, if we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business (particularly our corporate-owned spas) requires significant levels of capital to finance the development of our facilities and the construction and acquisitions of our new facilities, and we therefore expect that we will need additional capital to fund our future growth. If cash from available sources is insufficient or unavailable due to restrictive credit markets, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

•	investors’ perceptions of, and demand for, companies in the Southeast Asian health and beauty industry;
•	investors’ perceptions of, and demand for, companies operating in Southeast Asia;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flows;
•	governmental regulation of foreign investment in Southeast Asia;
•	economic, political and other conditions in the United States, countries in Southeast Asia, and other countries; and
•	governmental policies relating to foreign currency borrowings.

In the event that we are required or choose to raise additional funds, we may be unable to do so on favorable terms or at all.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. There is no assurance that we will be able to secure suitable financing in a timely fashion or at all. In addition, there is no assurance that we will be able to obtain the capital we require by any other means. Future financings through equity investments are likely to be dilutive to our existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

If we do not continue to develop innovative new services and products or if our services and products do not continue to appeal to the market, we may not remain competitive, and our revenues and operating results could suffer.

The spa services, that we offer are subject to changing customer demands. Our future operational and financial performance depends on our ability to continue to develop and market new services and products and to enhance our existing services and products, each on a timely basis to respond to new and evolving customer demands, achieve market acceptance and keep pace with new health and beauty developments. We may be unable to develop, introduce on a timely basis (or at all) or market any new or enhanced services and products, and we cannot assure you that any new or enhanced services or products will appeal to the market. Our failure to develop new services and products and to enhance our existing services and products or the failure of our services and products to continue to appeal to the market could have an adverse impact on our ability to attract and retain clients and thus adversely affect our business, financial condition or results of operations.

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If we are unable to identify and acquire suitable sites for spa services (corporate-owned stores and franchised stores), our revenue growth rate and profits may be negatively impacted.

In order to expand our business (corporate-owned stores and franchised stores), we must identify and acquire sites that meet the site selection criteria we have established. In addition to finding sites with the right demographic and other measures we employ in our selection process, we also need to evaluate the penetration of our competitors in the market. We, as to the corporate-owned stores, and our franchisees, as to the franchised stores, face significant competition for sites that meet our criteria, and as a result we and our franchisees may lose those sites, our competitors could copy our format or we and our franchisees could be forced to pay significantly higher prices for those sites. If we are unable to identify and acquire sites for new corporate-owned or franchised spas, our revenue growth rate and profits may be negatively impacted. Additionally, if our analysis of the suitability of a site is incorrect, we may not be able to recover our capital investment as to a corporate-owned store in developing and building the new spa.

We may be unable to make acquisitions or enter into joint ventures, which could impair our growth prospects, and we may be unable integrate, operate or realize the anticipated benefits of such businesses.

As part of our growth strategy, we may pursue selected acquisitions or joint ventures. We cannot assure you that we will be able to affect these transactions on commercially reasonable terms or at all. Any future acquisitions or joint ventures may require access to additional capital, and we cannot assure you that we will have access to such capital on commercially reasonable terms or at all. Even if we enter into these transactions, we may not realize the benefits we anticipate or we may experience difficulties in integrating any acquired companies and products into our existing business; attrition of key personnel from acquired businesses; significant charges or expenses; higher costs of integration than we anticipated; or unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition or results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

If we are not able to successfully compete in our business markets, our financial results may be affected.

Competition on a market by market basis remains challenging as many smaller chain competitors are franchise systems with local operating strength in certain markets and the spa industry as a whole is fragmented and highly competitive for customers, therapists and prime locations. Therefore, our ability to attract guests, raise prices and secure suitable locations in certain markets can be adversely impacted by this competition.

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Furthermore, our reputation is critical to our ability to compete and succeed. Our reputation may be damaged by negative publicity on social media or other channels regarding the quality of services we provide. It may also be damaged by factors that are mostly or entirely out of our control, including actions by our franchisees. If we are not able to successfully compete, our ability to grow same-store sales and increase our revenue and earnings may be impaired.

We and our franchisees face competition from other spa service-providers who could copy our business model and erode our market share, brand recognition and profitability.

We face formidable competition in every aspect of our business. Currently, we consider our primary competitor to be G Spa. G Spa can use its resources in a variety of competitive ways, including by making acquisitions, investing more aggressively in development and competing more aggressively for marketing and advertisers. We cannot assure you that our competitors will not attempt to copy our business model, or portions thereof, and that this will not erode our market share and brand recognition and impair our growth rate and profitability. If our competitors are able to provide similar or better facilities, services and products than ours, we could experience a significant decline in clientele. Any such decline could negatively affect our revenues and profitability. Also in response to any such competitors, we may be required to decrease our fees for services, which may reduce our operating revenues and profitability.

We are dependent on our and our franchisees ability to negotiate lease arrangements with operators of facilities as to our corporate-owned spas and franchised spas, respectively.

We currently lease the premises of our corporate-owned spas on which we conduct our business operations and our business plan depends on our ability to negotiate lease agreements with facility operators as to our corporate-owned spas. Our franchisees will lease the premises of the franchised spas on which they will conduct their business operations and our business plan depends on the franchisees ability to negotiate lease agreements with facility operators as to their franchised spas. We cannot guarantee that we or the franchisees will be able to negotiate new leases or renew the leases that have expired on terms acceptable to us or at all. If we or the franchisees are unable to secure such lease, or if we or the franchisee can only secure such leases on economic terms that are less than optimal for us or them, respectively, we may not be able to implement our business plan, which would have a material adverse effect on our results of operations and stock price.

Third parties may infringe on our brand and other intellectual property rights, and we may be unable to protect ourselves against such infringement for competitive and legal reasons, any of which could have a material adverse impact on our business.

We currently hold a registered trademark for the commercial name “Healing Touch" in Singapore, Australia and France, and the logo mark of “Healing Touch” in Singapore, Australia, France and China. We rely on a combination of trademark, copyright, trade secret, and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights, including our brand. There is a risk that third parties may infringe on, misappropriate or misuse our brand and other intellectual property rights. If we are unable to protect or enforce our intellectual property rights, the value of our brand, services and products could be diminished and our business may suffer. Our precautions may not prevent misappropriation of our intellectual property. Any legal action that we may bring to protect our brand and other intellectual property may not achieve the desired results, may be very expensive and could divert management’s attention from other business concerns.

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Moreover, intellectual property rights and related laws in Singapore and other countries in Southeast Asia are still developing, and there are uncertainties involved in the protection and the enforcement of such rights. Our failure to protect our intellectual property rights under applicable law could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If we fail to effectively manage our anticipated growth, by managing our employees and operations and developing our client base, our business and operating results could be adversely effected.

We have experienced a period of growth and expansion that has placed, and is expected to continue to place, strain on our management personnel, systems and resources. To accommodate our growth pursuant to our strategies, we anticipate that we will need to implement a variety of new and upgraded health, beauty and other operational facilities as well as financial systems, procedures and controls and the improvement of our accounting and other internal management systems, all of which require substantial management efforts and financial resources. We will also need to continue to expand, train, manage and motivate our workforce, and develop and manage our relationships with our existing and target client base. All of these endeavors will require substantial management effort and skills and the incurrence of additional expenditures. We cannot assure you that we will be able to efficiently or effectively implement our growth strategies and manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our future prospects are heavily dependent upon the continued service of our key executives, particularly Mr. Sing Wei Lung, who is the founder, Chief Executive Officer, Chairman of the Board, and a major shareholder of our company. We rely on his expertise in our business operations, and on his personal relationships with the relevant regulatory authorities, our customers and suppliers. We have not entered into non-competition or non-solicitation agreement with our officers. If one or more of our key executives and employees are unable or unwilling to continue in their present positions, we may not be able to replace them easily and our business may be severely disrupted. In addition, if any of our key executives or employees joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel. We do not maintain key-man life insurance for any of our key executives.

We rely, and our franchisees will rely, on highly skilled personnel and, if we, and our franchisees, are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals, including therapists and site managers. Our continued ability to compete effectively depends on our ability and our franchisees ability, to attract new therapists and site managers, and to retain and motivate our existing contractors, as to the corporate-owned stores and the franchised stores, respectively. The market for highly skilled therapists, managerial, marketing and support personnel is highly competitive as a result of the limited availability of such personnel. The inability to hire or retain qualified personnel may hinder our ability to implement our business strategy and may harm our business.

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We rely on third party service or product providers and partners and the failure of these third parties to deliver high level of service and support required in our business or the loss of a relationship with them would will adversely impact our business.

Our ability to increase sales, retain current and future clients and strengthen our brand will depend in part upon our relationships with third parties, like our beauty products providers. The termination of these relationships could lead to the loss of a competitive advantage or even the loss of customers and revenue. Moreover, if such third parties are unable to satisfy their commitments to us, our business would also be adversely affected. Additionally, due to our association with such third parties, poor performance by our strategic partners outside of their relationship with us, a decline in the quality of the products supplied by them or deterioration of their reputation or other negative publicity about them could adversely impact our reputation and business performance.

We could be subject to claims related to health or safety risks at our centers.

Use of our spa facilities may pose potential health or safety risks to guests through use of our services. There is a risk that claims will be asserted against us for injury or death suffered by someone using our services. Personal injury claims and lawsuits can result in significant legal defense costs, settlement amounts and awards, and could have an adverse effect on our business, financial condition and result of operations or cash flow. In addition to the risks of liability exposure and increased costs of defense, claims arising from our service may produce publicity that could hurt our reputation and business.

If we fail to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or company, we could be subject to business disruption, negative publicity, costly government enforcement actions or private litigation and our reputation could suffer.

The nature of our business involves processing, transmission and storage of personal information about our guests as well as employees, vendors and our Company. Cyber-attacks designed to gain access to sensitive information by breaching mission critical systems of large organizations and their third party vendors are constantly evolving, and high profile electronic security breaches leading to unauthorized release of sensitive guest information have occurred at a number of large U.S. companies in recent years. Our efforts, and those of our third party vendors, to protect sensitive guest and employee information may not be successful in preventing a breach in our systems, or detecting and responding to a breach on a timely basis. As a result of a security incident or breach in our systems, our systems could be interrupted or damaged, or sensitive information could be accessed by third parties. If that happened, our guests could lose confidence in our ability to protect their personal information, which could cause them to stop visiting our spas altogether. Such events could lead to lost future sales and adversely affect our results of operations. In addition, as the regulatory environment relating to retailers and other companies' obligations to protect sensitive data becomes stricter, a material failure on our part to comply with applicable regulations could subject us to fines or other regulatory sanctions and potentially to lawsuits. These laws are changing rapidly and vary among jurisdictions. Furthermore, while our franchisees will be independently responsible for data security at franchised locations, a breach of guest or vendor data at a franchised location could also negatively affect public perception of our brands. More broadly, our incident response preparedness and disaster recovery planning efforts may be inadequate or ill-suited for a security incident and we could suffer disruption of operations or adverse effects to our operating results.

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We rely heavily on our management information systems. If our systems fail to perform adequately or if we experience an interruption in their operation, our results of operations may be affected.

The efficient operation of our business is dependent on our management information systems. We rely heavily on our management information systems to collect daily sales information and guest demographics, generate payroll information, monitor spa performance, manage spa staffing and payroll costs, inventory control and other functions. Certain of our management information systems are developed and maintained by external vendors, including our point-of-sale system. In addition, certain of our systems are outdated or of limited functionality. The failure of our management information systems to perform as we anticipate, or to meet the continuously evolving needs of our business, could disrupt our business and may adversely affect our operating results.

We rely on external vendors for products and services critical to our operations.

Our dependence on vendors exposes us to operational, reputational, financial, and compliance risk. Our vendors are also responsible for the security of certain Company data. In the event that one of our key vendors becomes unable to continue to provide products and services, or their systems fail, are compromised or the quality of their systems deteriorate, we may suffer operational difficulties and financial loss.

Changes to interest rates and foreign currency exchange rates may impact our results from operations.

Changes in interest rates and foreign currency exchange rates will have an impact on our expected results from operations. For example, if the Singaporean dollar weakens, it may adversely affect our results of operations.

Failure to simplify and standardize our operating processes across our brands could have a negative impact on our financial results.

Standardization of operating processes across our brand, marketing and products will enable us to simplify our operating model and decrease our costs. Failure to do so could adversely impact our ability to grow revenue and realize further efficiencies within our results of operations.

Failure to control costs may adversely affect our operating results.

We must continue to control our expense structure. Failure to manage our cost of product, labor and benefit rates, advertising and marketing expenses, operating lease costs, other store expenses or indirect spending could delay or prevent us from achieving increased profitability or otherwise adversely affect our operating results.

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If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our Common Stock.

As a publicly reporting company, we will be required to establish and maintain internal controls over financial reporting, disclosure controls, and to comply with other requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated by the SEC thereunder. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We may lack sufficient personnel with the appropriate level of knowledge, experience and training in the application of US GAAP standards, especially related to complicated accounting issues. This could cause us to be unable to fully identify and resolve certain accounting and disclosure issues that could lead to a failure to maintain effective controls over preparation, review and approval of certain significant account reconciliation to US GAAP and necessary journal entries. We have a relatively complicated corporate structure, which consists of multiple facilities and subsidiaries. The relatively small number of professionals we employ in our bookkeeping and accounting functions may prevent us from appropriately segregating duties within our internal control system. The inadequate segregation of duties is a weakness because it could lead to the untimely identification and resolution of accounting and disclosure matters or could lead to a failure to perform timely and effective reviews.

If material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we may be required to restate our prior period financial results, we may be subject to litigation and/or regulatory proceedings, and our business and operating results may be harmed.

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The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board of directors’ committees required to provide for our effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers. Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange (assuming we are able to obtain such listing) could be adversely affected.

We are a holding company that depends on cash flow from Healing Touch Global Pte. Ltd. and Spa Eternity Pte. Ltd. and their subsidiaries to meet our obligations.

After the consummation of the Share Exchange and the Acquisition in June 2016, we became a holding company with no material assets other than the stock of Healing Touch Global Pte. Ltd. (“Healing Touch Global”) and Spa Eternity Pte. Ltd. (“Spa Eternity”). Accordingly, all our operations are conducted by Spa Eternity and Healing Touch Global and their direct subsidiaries. We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used by us in their operations.

Risks Associated with Doing Business in Southeast Asia

Our operations and assets in Southeast Asia are subject to significant political and economic uncertainties over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

Doing business outside the United States, particularly Southeast Asia, subjects us to various risks including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Changes in the laws and regulations in the countries in Southeast Asia, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

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We derive all of our sales in Southeast Asia and a slowdown or other adverse developments in the Southeast Asian economy may materially and adversely affect our business.

Currently, all of our assets are located in Singapore and our revenue is derived from our operations in Singapore. We anticipate that our revenues generated in Singapore will continue to represent a substantial part of our revenues in the near future. However, we anticipate opening at least ten (10) spa franchise locations within the next three (3) years in Southeast Asia, particularly Malaysia, Indonesia, Philippines and Thailand. Accordingly, our results of operations and prospects are subject, to a significant extent, on the economic and political developments in Singapore, Malaysia, Indonesia, Philippines and Thailand. We are subject to the risks associated with an economic slowdown or other adverse developments in such countries. Any such event could particularly harm our company if discretionary spending on health and beauty services and products in adversely impacted.

Our operations will be subject to the laws of the jurisdictions in which we operate.

We will be generally subject to laws and regulations applicable to foreign investment in Singapore, Malaysia, Indonesia, Philippines and Thailand. The legal system in these Southeast Asian countries are based, at least in part, on written statutes. However, since these laws and regulations are relatively new and these legal systems continue to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

We cannot predict the effect of future developments in the legal systems of developing countries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overturn of local government’s decisions by the superior government. These uncertainties may limit legal protections available to us.

Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.

The revenues and expenses of our international operations are generally denominated in local currencies, which subjects us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations will subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the services and products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. In addition, because the insurance industry in the developing countries of Southeast Asian in which we intend to operate are still in their early stages of development, business interruption insurance available in such countries relating to our intended services and products offers limited coverage compared to that offered in many other developed countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

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It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

Substantially all of our assets are currently located outside of the United States and a significant number of our officers and directors may reside outside of the United States as well. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Singapore or the other countries in Southeast Asia in which we intend to operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and such countries would permit effective enforcement of criminal penalties of the Federal securities laws.

Our business could suffer if we fail to comply with labor laws in the countries in which we operate.

We are subject to labor laws in Singapore and any other countries in which we operate, which govern relationships with employees, including minimum wage requirements, overtime, working conditions, and citizenship requirements. Compliance with these laws may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation. Furthermore, there can be no assurance that the labor laws will not change or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

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Risks Associated with Our Common Stock

The Company’s stock price may be volatile.

The market price of the Company’s Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond the Company’s control, including the following:

•	services by the Company or its competitors;

•	additions or departures of key personnel;

•	the Company’s ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

As a public company, we will incur substantial expenses.

Upon declared effectiveness of this Registration Statement by the SEC, we will then become subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. SEC regulations, including regulations enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. If we do not have current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

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If a market for our Common Stock does not develop, shareholders may be unable to sell their shares.

A market for our Common Stock may never develop. We intend to contact an authorized OTCQB market-maker for sponsorship of our securities on the OTCQB of the OTC Markets. However, there is no guarantee that our shares may ever be traded on the bulletin board, or, if traded, a public market may not materialize and investors may not be able to re-sell the shares of our Common Stock that they have purchased and may lose all of their investment.

Our directors, executive officers and significant stockholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, 79.16% of our outstanding common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might adversely affect the market price of our common stock by:

•	delaying, deferring or preventing a change in control of the company;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price per share will be substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution of $0.1841 per share. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, if we issue additional equity securities, you will experience additional dilution.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

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We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 300,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock with $0.0001 par value. There are currently 41,819,724 shares of our common stock and no shares of our preferred stock outstanding. No shares of common stock are reserved for issuance upon the exercise of outstanding warrants and no shares of common stock are reserved for issuance upon the exercise of outstanding stock options. As a result, there are approximately 258,180,276 authorized and unissued shares of our common stock and 20,000,000 shares of our preferred stock which have not been reserved and are available for future issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our securities to complete a business combination or to raise capital. The issuance of additional shares of our securities may cause economic and percentage dilution to our stockholders and may adversely affect prevailing market prices for our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, the FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The Company’s Common Stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s Common Stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

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We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The principal purposes of this offering are to raise additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, solution and platform development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

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The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

In addition to the costs of compliance with having our shares listed on the OTCQB of the OTC Markets, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. In addition, our management is located in the Singapore had has relatively little experience with compliance with U.S. laws (including securities laws). This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions contained in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

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We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

You should also refer to the section of this prospectus entitled “Risk Factors” for a discussion of factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may prove to be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time-frame, or at all.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

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We caution you that the important factors referenced above may not contain all of the factors that are important to you.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

We estimate that our proceeds from this Offering, assuming all Shares are sold, will be $1,000,000 (based on an assumed offering price of $0.18 per share). The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale by us.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$250,000	$500,000	$750,000	$1,000,000

Overseas Franchising Expenses	$180,000	$390,000	$640,000	$890,000

Mobile App Development (for online booking)	$-	$40,000	$40,000	$40,000

Fees for Public Company Reporting Requirements	$70,000	$70,000	$70,000	$70,000

TOTAL	$250,000	$500,000	$750,000	$1,000,000

We will receive all proceeds from the sale of the common stock and intend to use the proceeds from this Offering, to continue implementing the business and marketing plan. The expenses of this Offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $76,616 are being paid for by us. Our budgetary allocations may vary, however, depending upon the percentage of proceeds that we obtain from the Offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short terms rather than to conserve funds to satisfy continuous disclosure requirements for a longer period.

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DETERMINATION OF OFFERING PRICE

The offering price for the Shares in this Offering was arbitrarily determined. In determining the initial public offering price of the Shares, we considered several factors including the following:

•	Our business structure and operations;

•	Prevailing market conditions, including the history and prospects for our industry;

•	Our future prospects and the experience of our management; and

•	Our capital structure.

Therefore, the public offering price of the Shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this Offering.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the Shares held by our existing stockholders. The following tables compare the differences of your investment in our Shares with the investment of our existing stockholders based on the percentage of Shares sold of the 5,555,556 Shares available to be purchased:

Dilution to New Stockholders	25%	50%	75%	100%
Per share offering price	$0.18	$0.18	$0.18	$0.18
Net tangible book value per share before Offering (1)	$(0.0268)	$(0.0268)	$(0.0268)	$(0.0268)
Net tangible book value per share after Offering (2)	$(0.0219)	$(0.0156)	$(0.0097)	$(0.0041)
Decrease in investment to new stockholders	$0.2019	$0.1956	$0.1897	$0.1841
Dilution to new stockholders	$112.2%	$108.7%	$105.4%	$102.3%

(1)	Before Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Deficit	$(1,119,717)	$(1,119,717)	$(1,119,717)	$(1,119,717)
Divided by:
Shares outstanding before Offering	41,819,724	41,819,724	41,819,724	41,819,724
Equals:
Net tangible book value per share	(0.0268)	(0.0268)	(0.0268)	(0.0268)

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(2)	After Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Deficit	$(946,333)	$(696,333)	$(446,333)	$(196,333)
Divided by:
Shares outstanding before Offering	41,819,724	41,819,724	41,819,724	41,819,724
Shares issued in Offering	1,388,889	2,777,778	4,166,667	5,555,556
Total shares outstanding after Offering	43,208,613	44,597,502	45,986,391	47,375,280
Equals:
Net tangible book value per share	(0.0219)	(0.0156)	(0.0097)	(0.0041)

PLAN OF DISTRIBUTION

There is No Current Market for Our Shares of Common Stock

There is currently no market for our Shares. We cannot give you any assurance that the Shares you purchase will ever have a market or that if a market for our Shares ever develops, that you will be able to sell your Shares. In addition, even if a public market for our Shares develops, there is no assurance that a secondary public market will be sustained.

The Shares you purchase are not traded or listed on any exchange. After the effective date of the registration statement of which this prospectus forms a part, we intend to have a market maker file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC Markets.

We currently have no market maker who is willing to list quotations for our stock. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our Shares is approved.

The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

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Even if our Shares are quoted on the OTC Markets, a purchaser of our Shares may not be able to resell the Shares. Broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our Shares, which could severely limit the market liquidity of the Shares and impede the sale of our Shares in the secondary market, assuming one develops.

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 5,555,556 Shares of common stock. The offering price is $0.18 per share. The Offering will be for 90 days unless closed sooner by a sale of all of the Shares offered. In our sole discretion, we have the right to terminate the Offering at any time, even before we have sold the 5,555,556 Shares. There are no specific events which might trigger our decision to terminate the Offering.

The Shares are being offered by us on a direct primary, self-underwritten basis (that is, without the use of a broker-dealer) and there can be no assurance that all or any of the Shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this Offering to close. All funds received as a result of this offering will be immediately available to us for the purposes set forth in “Use of Proceeds”. The minimum investment amount for a single investor is $1,500 for 8,334 shares. Subscriptions for less than the minimum investment will automatically be rejected.

We cannot assure you that all or any of the Shares offered under this prospectus will be sold. No one has committed to purchase any of the Shares offered. Therefore, we may sell only a nominal amount of Shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this Offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for Shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and “good funds” are received in our account.

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We will sell the Shares in this Offering through our officers and directors, who intend to offer them to friends, family members and business acquaintances using this prospectus and a subscription agreement as the only materials to offer potential investors. The officers and directors that offer Shares on our behalf may be deemed to be underwriters of this Offering within the meaning of Section 2(11) of the Securities Act. We reserve the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the Shares nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer’s securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

•	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his or her participation;

•	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

•	They are not, at the time of their participation, an associated person of a broker- dealer; and

•

They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and director will sell the Shares being offered pursuant to this Offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this Offering has ended.

Terms of the Offering

The Shares being offered by the Company will be sold at the fixed price of $0.18 per share until the completion of this Offering. The minimum investment amount for a single investor is $1,500 for 8,334 shares. Subscriptions for less than the minimum investment will automatically be rejected. Subscriptions, once received and accepted, are irrevocable. This Offering will commence promptly on the date upon which the registration statement is declared effective and will conclude upon the earlier of (i) the date on which all 5,555,556 Shares have been sold, or (ii) 90 days after this registration statement becomes effective with the SEC. We may at our discretion extend the Offering for an additional 90 days. If our board of directors votes to extend the Offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended Offering period.

Deposit of Offering Proceeds

This is a direct primary, self-underwritten basis Offering, so we are not required to sell any specific number or dollar amount of securities, but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account, which means that all funds collected for subscriptions will be immediately available to us for use in the implementation of our business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any Shares being sold by us in this Offering, you will be required to execute a Subscription Agreement and tender it, together with a wire, check, bank draft or cashier’s check payable to Healing Touch Holdings, Inc. The minimum investment amount for a single investor is $1,500 for 8,334 shares. Subscriptions for less than the minimum investment will automatically be rejected. Subscriptions, once received and accepted by us, are irrevocable. Our transfer agent, VStock Transfer, LLC, will issue common stock subscribed for in this Offering promptly after we accept subscriptions from investors. Securities purchased by investors in this Offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

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ERISA Considerations

Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares and the distribution of the prospectus outside the United States.

Disclaimer About Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of our common stock and preferred stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, our authorized capital stock consists of 300,000,000 Shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share. As of November 9, 2016, we had 41,819,724 shares of common stock issued and outstanding and we had no preferred stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of the Company’s common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Cash Dividends

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future.

Preferred Stock

Our certificate of incorporation, as amended, authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

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Quorum and Voting

Holders of one-third of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

If a quorum exists, action on a matter by the stockholders (other than the election of directors) is approved if the votes cast by the holders of the capital stock represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that matter), unless a greater number of affirmative votes is required by the certificate of incorporation or is mandatory under the law. Unless otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast by the capital stock entitled to vote in the election at a meeting at which a quorum is present (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director).

In accordance with the terms of the certificate of incorporation, as amended, or under Delaware law, a vote by the holders of a majority of our outstanding voting shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, as Amended, and Our Bylaws

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Preferred Stock. Our certificate of incorporation, as amended, authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, and shall be called by the chairman of the board or the secretary (i) when so directed by the board, or (ii) at the written request of stockholders owning shares representing at least 25% of voting power in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders, including proposed nominations of persons for election to the board of directors.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed from office by stockholders for cause, or without cause by a majority vote of the stockholders. A vacancy on the board of directors may be filled only by a majority of the directors then in office.

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DESCRIPTION OF THE BUSINESS

Our Company

Healing Touch Holdings, Inc. was incorporated in Delaware on May 17, 2016, as It’s Divine, Inc. On October 5, 2016, we amended our certificate of incorporation to change our name to Healing Touch Holdings, Inc.

We own and operate, through our two significant subsidiaries, seven (7) spas in Singapore which have operated under the brand name “Healing Touch” since the “Healing Touch” trade name was established in 2001 before we acquired such subsidiaries in June 2016. Currently, our seven (7) Healing Touch spas have 83 treatment rooms and approximately 107 therapists and are visited by more than 20,000 clients annually. We have also just commenced a program to franchise our spas under the “Healing Touch” brand name in Singapore and other countries in the Southeast Asian region. Our spas, and our franchised locations, provide services that include massage, facial and slimming treatments as well as selling related beauty products. Each of the Company's spas generally offer similar treatments and beauty products.

Healing Touch spas are the most recommended Singapore spas on Facebook and are rated Number 2 as to Singapore spas by TripAdvisor users. Healing Touch is also rated the top spa brand in a 2016 brand survey conducted in Singapore by Brand Alliance (Influential Brands). Healing Touch offers award winning body massage, facial and slimming treatments and is committed to impressing our customers with their treatment experience and results. Our promise to customers: Caring hands, divine treats.

Our vision is to be the largest spa chain brand in Southeast Asia and to help people live more healthy and beautiful lives.

Overview of Corporate Structure

Our business is operated through holding entities and operating entities. Healing Touch Holdings currently holds all of the issued and outstanding capital of its directly owned subsidiaries, including:

(i)

Spa Eternity Pte. Ltd., which (a) was formed in Singapore on November 12, 2010 and (b) currently conducts its business through five directly wholly owned operating branches, including, Healing Touch (Alexandra Branch), Healing Touch (Thomson Branch), Healing Touch (Novena Branch), Healing Touch (River Valley Branch), and Healing Touch (Tampines Branch);

(ii)

Healing Touch Global Pte. Ltd., which (a) was formed in Singapore on March 19, 2014 and (b) currently conducts its business through one wholly owned operating branch, namely Healing Touch (Yishun Branch), and a 45% equity investment in Spa Affinity Pte. Ltd., which wholly owns an operating branch, namely Healing Touch (Orchard Branch);

(iii)

It’s Divine Technology Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake; and

(iv)

It’s Divine Investments Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake.

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We plan to expand our Healing Touch brand through the (i) establishment of additional directly company owned branches of Spa Eternity Pte, Ltd. and Healing Touch Global Pte. Ltd. and (ii) franchising of spas.

Acquisitions of Healing Touch Global Pte. Ltd. and Spa Eternity Pte. Ltd.

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including Sing Wei Lung, the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer, Sing Wei Lung, received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

On June 22, 2016, the Company completed the acquisition of 100% of the interest of Spa Eternity Pte. Ltd. from Sing Wei Lung (its controlling shareholder) and Hongbo Huang in exchange for $2,147,000 (Singaporean Dollars) (equivalent to $1,589,982 (United States Dollars) at the date of closing) (consisting of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in cash consideration (“Cash Consideration”), $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in the form of a Promissory Note from the Company to Sing Wei Lung and Hongbo Huang, and the assumption of all indebtedness Sing Wei Lung to Spa Eternity Pte. Ltd. in the amount of $1,747,000 (Singaporean Dollars) ($1,290,330 United States Dollars)). The Company derived the Cash Consideration to pay Sing Wei Lung and Hongbo Huang by borrowing such amount from Healing Touch Global Pte. Ltd. on June 22, 2016 in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Healing Touch Global Pte. Ltd. As a result, Spa Eternity Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating five (5) spas.

On June 27, 2016, the Company repaid the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) and nominal accrued interest under the Promissory Note issued to Sing Wei Lung and Hongbo Huang by borrowing $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from Spa Eternity Pte. Ltd. in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Spa Eternity Pte. Ltd.

Industry Overview

The spa market is highly fragmented, with the vast majority of locations independently owned and operated. Hence there are relatively few spa chain brands in the market as compared to the number of spas. Management believes owner-operated spas will continue to have significant influence on this market and will continue to increase their presence.

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In most areas in which the Company has a spa, there are competitors offering similar spa services and products at similar prices. The Company faces competition mainly from non-branded, individually owned and operated spas.

At the individual spa level, barriers to entry are low; however, barriers exist for chains to expand nationally due to the need to establish systems and infrastructure, to recruit experienced field and spa management and therapists, and to lease quality sites. The principal factors of competition in the beauty care category are quality, consistency and convenience. The Company continually strives to improve its performance in each of these areas and to create additional points of differentiation versus the competition.

The Company and Our Spas

The Company operates Singapore’s top spa chain in terms of the number of massages, spa and beauty-related keywords ranked on Google’s search results. The Company’s spas are also Singapore’s most-reviewed spa on social media channels, with currently more than 2,000 reviews on Facebook and other channels.

Our brand and web site (www.healingtouchspa.com) enjoys strong online brand presence, driving our growth primarily through low cost online branding and marketing strategies. The Company's spas focus on providing high quality beauty care services and professional products, primarily catering to the mass market.

Convenience. Our spas enable our guests to select different service scheduling options based upon their preference. In the value category, the ability to serve walk-in appointments and minimize guest wait times is an essential element in delivering upon convenience. We continue to focus on staffing and retention, optimizing schedules and leveraging our technology to help us balance therapist hours with guest traffic and manage guest wait times. In the premium category, our spas generally schedule appointments in advance of service. Our spas are generally open seven days per week, offering guests a variety of convenient ways to fulfill their beauty needs.

Affordability. The Company strives to offer an exceptional value for its services. In the value category, our guests expect outstanding service at affordable prices. These expectations are met with average service transactions ranging from $55 to $80, for a one-hour massage. In the premium category, our guests expect upscale, full service beauty services at reasonable prices. Average service transactions approximate $160 in this category. Pricing decisions are considered on a spa level basis and established based on local conditions.

Spa Appearance and Atmosphere. The Company's spas range from 1,500 sq. ft. to 2,200 sq. ft., with the typical spa approximating 1,600 sq. ft. Our spa repairs and maintenance program is designed to ensure we invest annually in spa cleanliness and safety, as well as in maintaining the normal operation of our spas. Our annual capital expenditures include funds to refresh the appeal and comfort of our spas.

Retail Assortments. The company does not sell popular known branded beauty products but instead sells high-quality beauty products that are unavailable at other places. Hence, customers can only buy these products from us, providing the Company with higher, and protected, margins. Customers buy our products because they complement the treatments we provide and our customers trust our beauticians. The top selling skincare brands within the Company's retail assortment include Organic Time and Dr. Proen’s from Japan.

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Technology. Our website for Healing Touch (www.healingtouchspa.com) describes our services and lets our customers book appointments at any of our Company owned spas or our franchise locations.

Technological Capabilities

We operate with innovative spa scheduling and management software infrastructure developed by the Company. This software enables online booking for franchisees anywhere in the world. In addition, we sell customer package credits, which customers can redeem from any franchisee in the world. The software also enables inter-branch, inter-merchants billing when customers redeem package credits from spas other than the one where their package was purchased.

Our technology (point-of-sale systems and workstations) throughout Singapore enable communication with spas and therapists, delivery of online and digital training to therapists, real-time spa level analytics on guest retention, wait times, therapist productivity, and spa performance. Our point-of sale systems also have the ability to collect guest and transactional data and enable the Company to invest in guest relationship management, gaining insights into guest behavior, communicating with guests and incentivizing return visits. Leveraging this technology allows us to monitor guest retention and to survey our guests for feedback on improving the guest experience, and allows guests to use mobile apps to schedule appointments, view wait times and interact in other ways with spas.

We also use the latest technology to offer new and innovative services to our guests. For example, we have also recently developed a new state-of-the-art machine that combines 4 different aesthetics technologies under our own branded equipment - “Wonder Sculptor” with the following treatment functions:

■	Lipo-laser slimming treatment
■	Radio Frequency Vaccum slimming treatment
■	Multi-Polar Radio Frequency slimming treatment
■	Ultrasound Cavitation slimming treatment

These new slimming treatments command premium prices and are being launched in November, 2016. We are also launching new slimming home-care products.

Corporate Trademarks

We currently hold registered trademarks for the name “Healing Touch” in Singapore, Australia and France and for the and logo mark in in Singapore, Australia, France and China. We intend to apply for registered trademarks for the name and logo mark “Healing Touch” in new countries which we will be expanding our operations into.

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Key Characteristics

Combined with our management team’s 30 years of combined knowledge and experience of spa operations, advanced western management, and knowledge of the habits of Asian consumers, we have developed a localized managing system that supports our current spa operations as well, we believe, as our future expansion potential.

The accolades we received over the years evidence this experience, and they include:

2016 - Top brand, Spa & Wellness, Influential Brands

2016 - Best Deep Tissue Massage by CLEO Body Awards

2016 - TripAdvisor Certificate of Excellence

2016 - Best Facial Guasa by Women’s Weekly

2015/2016 - Best Aches Busting Massage by Women’s Weekly

2013 - “Best Value Spa” by Cosmopolitan Singapore

Locations

The Company operates spa locations in relatively low-rental premises, with rental rates ranging from US$3.6 - US$4.50 per square foot. Our rental costs are generally lower than major spa chains. We are able to drive strong customer traffic to our premises despite locations in low human traffic areas because of our strong marketing competencies.

This is unlike many other spas that incur high rental costs to be located in high foot traffic locations.

Mission and Strategies

The Company's long-term mission is to help people live more healthy and beautiful lives.

               To successfully achieve our mission and build a winning organization, we must be the place where therapists can have successful and satisfying careers, which will drive great guest experiences and in turn, guests for life. Our key strategies and priorities are well aligned, focusing on people, processes and metrics to drive execution and performance.

We have set our focus on serving wealthy individuals with premium consumption powers (mid- to upper-tier consumer group). We have also set our consumer focus on corporate clients who are willing to compensate their employees with memberships in our facilities as extra benefits. However, currently we are not reliant on corporate clients.

Our key strategies follow:

1.	Earn the Hearts and Minds of Our Team
2.	Develop High Performing Leaders
3.	Attain Operational Excellence through Simplicity
4.	Achieve Each Spa's Potential
5.	Deliver Exceptional Guest Experiences

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Our therapists’ ability to serve our guests in a professional, courteous, and friendly manner is the most critical element of our service model in cultivating strong guest relationships. Great therapists, coupled with high quality service, convenience, affordability, an inviting spa appearance and atmosphere, and comprehensive retail assortments create guests for life. We are committed to providing an outstanding guest experience that drives guest loyalty and repeat business. To that end, we are investing in a number of areas focused on delivering that promise and helping our therapists have successful careers, including investments in organization, training and technology.

Therapists

Creating an organization where therapists can have successful and satisfying careers leads to improved execution, and in turn, great guest experiences.

The Company has a high therapist-retention history, with a stable and skilled workforce in a market where many spas are facing manpower shortage. The Company is able to expand quickly due to the high staff retention rate, and with many new therapists being recommended to the company by current staff. The Company hires only experienced and skillful therapists, hence customers receive consistently high standards of treatment service and results. This is one of the keys to maintain high customer-satisfaction levels. The Company also utilizes full-time spa and beauty trainers to continuously upgrade our therapist’s skill levels.

The Company engages a full-time beauty researcher to continuously search for highly effective premium beauty and slimming treatments. Hence we have been able to launch numerous new beauty and slimming treatments in the last 1-2 years. We also develop new skincare products under our brand, as this is important to our franchise expansion strategy, and we have recently launched a new non-surgical face lift treatment.

Additionally, we have dedicated managers who focus on marketing, financing, logistical control and public relations.

Field Leadership. Our field leadership is organized to enable localized mentoring and decision making, improve geographic proximity and increase local market efficiency. Development of our field leaders is a high priority because therapists depend on their spas and field leaders for coaching, mentoring and motivation. Our training curriculum serves as the foundation for ongoing leadership development. Role clarity and talent assessments help us identify ways to develop and upgrade field leadership. Execution disciplines are used to drive accountability, execution and business performance. Incentives are designed to align field interests with those of the Company's shareholders by rewarding behaviors focused on profitable revenue growth. This organization structure also provides a clear career path for our people who desire to ascend within the Company.

Technical Education. Our technical education program is becoming a key point of difference in attracting and retaining therapists. Therapists place a tremendous amount of importance in ongoing development of their craft. They deliver a superior experience for our guests when they are well trained technically and experientially. We employ technical trainers who provide new hire training for therapists joining the Company from massage schools and training for all therapists in current massage and beauty care trends. We supplement internal training with targeted vendor training and external trainers who bring specialized expertise to our therapists. We utilize training materials to help all levels of field employees navigate the running of a spa and essential elements of guest service training within the context of brand positions.

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Recruiting. Ensuring we keep our spas fully staffed with great therapists is critical to our success. To that end, we continue to enhance our recruiting efforts across all levels within our organization. We cultivate a pipeline of field leaders through succession planning and recruitment venues from within and outside the spa industry. We also leverage massage school relationships and participate in job fairs and industry events.

Guests. Great therapists, coupled with high quality service, convenience, affordability, an inviting spa appearance and atmosphere, and comprehensive retail assortments, create guests for life.

The Company has a unique sales training program that trains our consultants to always give customers a delightful sales experience, never stressing customers in the buying process typically experienced in other beauty and slimming salons. We believe customer interests come first and have never received any customer complaints at Singapore’s consumer association, which ranks the beauty industry.

We have instituted a number of incentive plans that are designed to attract and motivate our clients, consultants, employees and strategic partners, leading to more solid relationships and enhanced customer loyalty.

Spa Support

To help people live more healthy and beautiful lives mandates a service-oriented, therapist and guest-focused mentality in supporting our field organization to grow our business profitably.

Organization. Our headquarters’ priorities are aligned to our field structure to enhance the effectiveness and efficiency of the service provided to our field organization.

Simplification. Our ongoing simplification efforts focus on improving the way we plan and execute across our brands. Standardizing processes and procedures around scheduling, inventory management, day-to-day spa execution and reporting makes it easier to lead and execute in a multi-unit organization. Our organization also remains focused on identifying and driving cost saving and profit enhancing initiatives.

Spa Franchising Program

General. We have just commenced a program to franchise our spas. We intend to provide our franchisees with a comprehensive system of business training, therapist education, site approval and lease negotiation, construction management services, professional marketing, promotion, and advertising programs, and other forms of support designed to help franchisees build successful businesses. The Company is targeting having 5 Singapore franchise outlets by June 2019, with 10 additional franchises to be opened by 2019 in Malaysia, Indonesia, Philippines, Vietnam, Cambodia and Thailand.

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Standards of Operations. The Company will not control the day-to-day operations of its franchisees, including employment, benefits and wage determination, establishing prices to charge for products and services, business hours, personnel management, and capital expenditure decisions. However, the franchise agreements will afford certain rights to the Company, such as the right to approve locations, suppliers and the sale of a franchise. Additionally, franchisees will be required to conform to the Company's established operational policies and procedures relating to quality of service, training, spa design and decor, and trademark usage. The Company's field personnel will make periodic visits to franchised spas to ensure they are operating in conformity with the standards for each franchising program. All of the rights afforded to the Company with regard to franchised operations will allow the Company to protect its brands, but do not allow the Company to control the franchise operations or make decisions that have a significant impact on the success of the franchised spas. The Company’s franchise agreements will not give the Company any right, ability or potential to determine or otherwise influence any terms and/or conditions of employment of franchisees’ employees (except for those, if any, that are specifically related to quality of service, training, spa design, decor, and trademark usage), including, but not limited to, franchisees’ employees’ wages and benefits, hours of work, scheduling, leave programs, seniority rights, promotional or transfer opportunities, layoff/recall arrangements, grievance and dispute resolution procedures, uniforms, and/or discipline and discharge.

Franchise Terms. Each franchisee will pay an initial franchise fee for each store in the range of $20,000 (Singaporean Dollars) ($14,400 United States Dollars) and $100,000 (Singaporean Dollars) ($72,000 United States Dollars) depending on the size of the spa operations and geographical location of the outlet and ongoing royalties of 5% of gross revenue of the franchise to the Company. With respect to franchised spas located in Singapore, the Company will also collect advertising funds from franchisees in the amount of 2% of gross revenue of the franchise and the Company will oversee the fund which is administered by a council consisting of primarily franchisee representatives of franchises in Singapore. With respect to franchised spas located outside Singapore, the franchisees of such spas will be required to commit to spending at least 2% of the gross revenues of the franchise in advertising in their local market. All franchisees will be responsible for the costs of leasehold improvements, furniture, fixtures, equipment, supplies, inventory, payroll costs and certain other items, including initial working capital. The Company will have a right of first refusal if franchised store is to be sold and the franchisee must obtain the Company's approval in all instances where there is a sale of a franchise location.

We generally intend for our franchise agreements to have a five-year term with a five-year option to renew (at the option of the franchisee) at a renewal fee of approximately 50% the initially paid franchise fee. All new franchisees will enter into development agreements, which give them the right to enter into a defined number of franchise agreements. These franchise agreements are site specific. The development agreement provide limited territorial protection for the stores developed under those franchise agreements. The Company will have a comprehensive impact policy that resolves potential conflicts among spa franchisees and/or the Company's spa locations regarding proposed store sites.

Franchisee Training. The Company will provide new franchisees with training, focusing on the various aspects of spa management, including operations, personnel management, marketing fundamentals, and financial controls. Existing franchisees will receive training, counseling and information from the Company on a continuous basis. The Company will provide spa managers and therapists with extensive technical training for the franchises.

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Spa Markets and Marketing

Company-Owned Spas

The Company utilizes various marketing vehicles for its spas, including the internet for the most part and traditional advertising, guest relationship management, digital channels and promotional/pricing based programs to a lesser extent. A predetermined allocation of revenue is used for such programs. Most marketing vehicles including online, radio, print, digital and television advertising are developed and supervised at the Company's headquarters; however, the majority of advertising is created for our local markets. The Company reviews its brand strategy with the intent to create more clear communication platforms, identities and differentiation points for our brands to drive consumer preference.

Franchised Spas

The franchises located in Singapore will maintain a separate advertising fund that provides comprehensive marketing and sales support for the franchises. The franchise advertising fund will be administered by a council consisting of primarily franchisee representatives of franchises in Singapore. The council will have overall control of the advertising fund's expenditures and will operate in accordance with terms of the franchise operating and other agreements. Company-owned spas and Singapore franchised spas will contribute to the advertising funds, the majority of which are allocated to the contributing market for media placement and local marketing activities. The remainder is allocated for the creation of national Singapore advertising and system-wide activities. The franchises located outside Singapore will be required to commit to spending at least 2% of the gross revenues of such franchises in advertising in their local market.

Marketing Strategy

We primarily engage in target marketing strategies using:

 •    Google search engine optimization and search text ads in order to target customers who search for keywords related to services we offer. Currently our web site has achieved top 10 organic search results for more than 30 massage, spa and facial related keywords. This allows us to acquire new customers from our low cost online strategies.

 •    Google display ads using interest group targeting in order to target customers who have been identified by Google to be interested in services we offer.

 •    Facebook advertising using interest group targeting in order to target customers who have been identified by Facebook to be interested in services we offer.

For the year ended June 30, 2016, we spent less than 3% of annual sales on advertising and marketing expenses utilizing these marketing strategies, hence our advertising and marketing strategies have been highly cost effective.

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Governmental Regulations

In Singapore, according to the Massage Establishment Act, a Massage Establishment (“ME”) License is required in order to offer massage services, foot-reflexology services, manicure treatments, spa baths or other similar treatments. There are two categories of ME Licenses - Category I and Category II. Category I (unlike Category 2) licensees can enjoy unrestricted operating hours, serve alcohol, admit customers irrespective of age, and can also employ foreign masseuses or therapists. Prior to applying for a ME License, the business must be registered with the Singapore Companies Registrar, ACRA and the applicant and the company must meet certain criteria. Notwithstanding the foregoing, certain establishments are exempt from obtaining the license, subject to certain conditions. Our spas are licensed under Category I. The franchise industry in Singapore is self-regulated and the instrument of regulation is the Franchising and Licensing Association (Singapore) (“FLA”) Code of Ethics, which is binding on members of FLA.

Internationally, the Company may be subject to various federal, state, local and provincial laws affecting its business as well as a variety of regulatory provisions relating to the conduct of its spa related business, including health and safety.

The Company believes it is operating in substantial compliance with applicable laws and regulations governing all of its operations.

Foreign Corrupt Practices Act Compliance

In addition to other laws, rules and regulations with which we must comply, since we are a Delaware incorporated, U.S. publicly listed company, we must comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA. The FCPA makes it a criminal offense to pay, offer, or give anything of value to a foreign (non-U.S.) official, a foreign political party (or official thereof) or candidate for foreign office for the purpose of influencing the decisions of those officials, parties or candidates. Also, the FCPA sets forth record keeping and accounting requirements that require U.S. companies to maintain records that accurately and fairly reflect all transactions and dispositions of all assets.

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Our board of directors has adopted a written company policy which requires that all officers, directors, employees, agents and representatives of the Company comply with the FCPA. This policy requires, among other things, that:

•    no such person shall make an offer, payment or gift of any money or other item of value, directly or indirectly, to: (i) a foreign official, (ii) a foreign political party, (iii) a foreign party official, (iv) a candidate for foreign political office or (v) a foreign quasi-governmental business entity for the “corrupt” purpose of obtaining or retaining business for the Company or for the purpose of directing business to any other person;

•    permissible and customary or necessary “expediting” payments or business expenditures are subject to the approval of the Company’s management and must be correctly entered (and not omitted from) the Company’s books and records; and

•    the Company maintains internal controls and procedures to ensure that: (i) our company’s books and records truly reflect the transactions they record; (ii) that company assets and liabilities shall be recorded on our regular books of account; (iii) no undisclosed or unrecorded fund or asset shall be established for any purpose and (iv) no false or artificial entries shall be made in our company’s books and records for any reason.

We believe that we are able to comply with these policies and procedures across our various owned or controlled subsidiaries due the fact that, as a public company: (i) we are required to maintain proper internal controls and procedures over financial and disclosure matters (which controls and procedures we are presently seeking to improve upon) and (ii) we are subject to quarterly reviews and annual audits by our registered independent auditors.

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Employees

As of November 9, 2016, we have approximately 135 employees and consultants worldwide, of which 20 are full-time employees and 115 are full-time consultants including 107 massage therapists and 8 beauty and slimming professionals. None of the employees and consultants were located in the United States as of November 9, 2016. None of the Company's employees and consultants are subject to a collective bargaining agreement and the Company believes its employee and consultant relations are amicable. Our 20 full-time employees are employed by Healing Touch Holdings. Our employees and consultants work in the functional units as indicated in the table below.

Department	Total Number
Management	4
Other Administration	3
Customer service	13
Beauty and slimming professionals	8
Massage therapists	107

We have not experienced any work stoppages and we consider relations with our employees and consultants to be good.

Property

The Company currently maintains its corporate headquarters at 140 Paya Lebar Road, AZ Building #09-26, Singapore 409015. The Company's telephone number there is +65-68505050. This office space occupies a total of approximately 1,200 square feet under a lease that expires on June 14, 2018. Our annual rental cost for this office is approximately $3,100 (Singaporean Dollars) (equivalent to $2,232 United States Dollars), plus a 7% tax for goods and services; provided, however, the 7% tax for goods and services are offset by the 7% tax for goods and services we collect from our customers.

We currently operate our spas through standard tenancy agreements out of leased properties located at:

(1)	Healing Touch (Yishun Branch)
Orchid Country Club, 1 Orchid Club Road #01-33A, Singapore;

(2)	Healing Touch (Alexandra Branch)
Alexandra Road, 354 Alexandra Road, Alexis Condo #01-18, Singapore;

(3)	Healing Touch (Thomson Branch)
199 Upper Thomson Rd, Singapore;

(4)	Healing Touch (Novena Branch)
70 Thomson Rd, Singapore;

(5)	Healing Touch (River Valley Branch)
5 Tank Rd, Nagarathar Bldg #01-01/02, Singapore;

(6)	Healing Touch (Tampines Branch)
CPF Tampines Building, 1 Tampines Central 5, CPF Tampines Bldg #05-10, Singapore; and

(7)	Healing Touch (Orchard Branch)
19 Tanglin Road, Tanglin Shopping Centre, #03-03, Singapore.

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The Company leases premises for the foregoing seven (7) branches, ranging in terms of two to five years, with monthly lease rates ranging from $3,300 (Singaporean Dollars) (equivalent to $2,450 United States Dollars) to $11,500 (Singaporean Dollars) (equivalent to $8,500 United States Dollars).

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor is it aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public trading market for our common stock and no such market may ever develop. While we intend to seek and obtain quotation of our common stock for trading on the OTC Markets, there is no assurance that our application will be approved. An application for quotation on the OTC Markets must be submitted by one or more market makers who:

•	are approved by FINRA

•	who agree to sponsor the security; and

•	who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Markets.

In order for a security to be eligible for quotation by a market maker on the OTC Markets, the Company will be required to meet a ($0.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTC Markets Certification signed by our Chief Executive Officer or Chief Financial Officer. Currently, Sing Wei Lung, our Chief Executive Officer acts as our principal financial and accounting officer.

We intend to cause a market maker to submit an application for quotation to the OTC Markets upon the effectiveness of this registration statement. However, we can provide no assurance that our common stock will be traded on the OTC Markets or, if traded, that a public market will materialize.

Holders

As of the date of this prospectus, there was 19 holders of record of our common stock.

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Reports

Upon the effectiveness of the registration statement of which this prospectus is a part, the Company will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and unaudited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC’s website, www.sec.gov.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. VStock’s telephone number is (212) 828-8436.

Financial Statements

Our consolidated financial statements are included in this prospectus, beginning on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Overview

Healing Touch Holdings, Inc. was incorporated in Delaware on May 17, 2016, as It’s Divine, Inc. On October 5, 2016, we amended our certificate of incorporation to change our name to Healing Touch Holdings, Inc.

We own and operate, through our two significant subsidiaries, seven (7) spas in Singapore which have operated under the brand name “Healing Touch” since the “Healing Touch” trade name was established in 2001 before we acquired such subsidiaries in June 2016. Currently, our seven (7) Healing Touch spas have 83 treatment rooms and approximately 107 therapists and are visited by more than 20,000 clients annually. We have also just commenced a program to franchise our spas under the “Healing Touch” brand name in Singapore and other countries in the Southeast Asian region. Our spas, and our franchised locations, provide services that include massage, facial and slimming treatments as well as sell related beauty products. Each of the Company's spas generally offer similar treatments and beauty products.

Healing Touch spas are the most recommended Singapore spas on Facebook and are rated Number 2 as to Singapore spas by TripAdvisor users. Healing Touch is also rated the top spa brand in a 2016 brand survey conducted in Singapore by Brand Alliance (Influential Brands). Healing Touch offers award winning body massage, facial and slimming treatments and is committed to impressing our customers with delightful treatment experience and results. Our promise to customers: Caring hands, divine treats. Our vision is to be the largest spa chain brand in Southeast Asia and to help people live more healthy and beautiful lives.

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Overview of Corporate Structure

Our business is operated through holding entities and operating entities. Healing Touch Holdings currently holds all of the issued and outstanding capital of its directly owned subsidiaries, including:

(i)

Spa Eternity Pte. Ltd., which (a) was formed in Singapore on November 12, 2010 and (b) currently conducts its business through five directly wholly owned operating branches, including, Healing Touch (Alexandra Branch), Healing Touch (Thomson Branch), Healing Touch (Novena Branch), Healing Touch (River Valley Branch), and Healing Touch (Tampines Branch);

(ii)

Healing Touch Global Pte. Ltd., which (a) was formed in Singapore on March 19, 2014 and (b) currently conducts its business through one wholly owned operating branch, namely Healing Touch (Yishun Branch), and a 45% equity investment in Spa Affinity Pte. Ltd., which wholly owns an operating branch, namely Healing Touch (Orchard Branch);

(iii)

It’s Divine Technology Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake; and

(iv)

It’s Divine Investments Pte. Ltd., which (a) was formed in Singapore on June 21, 2016 and (b) has been and continues to be non-operational to date and will be exploring different business opportunities to undertake.

We plan to expand our Healing Touch brand through the (i) establishment of additional directly company owned branches of Spa Eternity Pte, Ltd. and Healing Touch Global Pte. Ltd. and (ii) franchising of spas.

Recent Developments

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including Sing Wei Lung, the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer, Sing Wei Lung, received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

On June 22, 2016, the Company completed the acquisition of 100% of the interest of Spa Eternity Pte. Ltd. from Sing Wei Lung (its controlling shareholder) and Hongbo Huang in exchange for $2,147,000 (Singaporean Dollars) (equivalent to $1,589,982 United States Dollars at the date of closing) (consisting of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in cash consideration (“Cash Consideration”), $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in the form of a Promissory Note from the Company to Sing Wei Lung and Hongbo Huang, and the assumption of all indebtedness Sing Wei Lung to Spa Eternity Pte. Ltd. in the amount of $1,747,000 (Singaporean Dollars) ($1,290,330 United States Dollars)). The Company derived the Cash Consideration to pay Sing Wei Lung and Hongbo Huang by borrowing such amount from Healing Touch Global Pte. Ltd. on June 22, 2016 in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Healing Touch Global Pte. Ltd. As a result, Spa Eternity Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating five (5) spas.

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On June 27, 2016, the Company repaid the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) and nominal accrued interest under the Promissory Note issued to Sing Wei Lung and Hongbo Huang by borrowing $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from Spa Eternity Pte. Ltd. in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Spa Eternity Pte. Ltd.

Results of Operations

For the year ended June 30, 2016 compared to June 30, 2015

Revenue

Revenue for the year ended June 30, 2016 was $4,423,366, as compared to $3,798,985 for the year ended June 30, 2015. This represents a $624,381, or a 16.44%, increase from the prior period, and was primarily due to an increase in the number of sales provided.

Operating Expenses

Total operating expense was $4,656,229 for the year ended June 30, 2016, as compared to $4,383,458 for the year ended June 30, 2015. This represents a $272,771, or a 6.22%, increase from the prior period, and was primarily attributable to an increase in direct costs, depreciation and amortization, and general and administrative expenses partially offset by a decrease in impairment of loan receivable and professional fees. These fluctuations are more fully described below.

Direct Costs

Direct costs for the year ended June 30, 2016 was $2,603,825, as compared to $2,301,458 for the year ended June 30, 2015, representing a $302,367, or 13.14%, increase from the prior period. Direct costs consist of costs directly related to generating revenue, such as employee salaries and benefits, contractors, supplies, and direct advertising and promotion expenses. The increase in direct costs was primarily due to an increase in employee expenses; we incurred $2,283,309 during the year ended June 30, 2016 an increase of $235,842 from $2,047,467 for the year ended June 30, 2015.

Depreciation and Amortization

Depreciation and amortization for the year ended June 30, 2016 was $212,044, as compared to $152,130 for the year ended June 30, 2015, representing a $59,914, or 39.38%, increase from the prior period. The increase in depreciation and amortization was primarily due to an increase in property and equipment and intangible assets.

General and Administrative Expense

General and administrative expense for the year ended June 30, 2016 was $1,583,994, as compared to $1,417,483 for the year ended June 30, 2015, representing a $166,511, or 11.75%, increase from the prior period. The increase in general and administrative expense was primarily due to an increase in expenses associated with an increase in operating activities.

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Professional Fees

Professional fees for the year ended June 30, 2016 was $36,327, as compared to $67,157 for the year ended June 30, 2015, representing a $30,830, or 45.91%, decrease from the prior period. The decrease in professional fees was primarily due to a decrease in legal and accounting fees.

Impairment of Loan Receivable

Impairment of loan receivable for the year ended June 30, 2016 was $220,039, as compared to $445,230 for the year ended June 30, 2015, representing a $225,191 or 50.58%, decrease from the prior period. The impairment was for loans made to our Chief Executive Officer during the years ended June 30, 2016 and 2015, and occurred prior to the Company’s reorganization on June 16, 2016.

Loss from Operations

Loss from operations for the year ended June 30, 2016 was $232,863, as compared to $584,473 for the year ended June 30, 2015, representing a $351,610, or 60.16%, decrease from the prior period.

Net Loss

Net loss for the year ended June 30, 2016 was $232,863, as compared to $584,473 for the year ended June 30, 2015, representing a $351,610 or 60.16%, decrease from the prior period. The decrease in net loss was primarily due to an increase in revenues and partially offset by an increase in operating expenses. The basic and diluted net loss per common share was ($0.01) for both years ended June 30, 2016 and 2015.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Capital Resources and Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of June 30, 2016, we had cash and cash equivalents of $306,718, a decrease of $72,605 from $379,323 as of June 30, 2015. At June 30, 2016, we had current liabilities of $2,006,171, compared to current assets of $434,110, which resulted in a negative working capital position of $1,572,061. The current liabilities are comprised principally of deferred revenues, accounts payable and accrued liabilities and short-term loan.

Operating Activities

Net cash provided by operating activities of $549,804 for the year ended June 30, 2016 primarily resulted from $232,863 of net loss, $212,044 of depreciation and amortization expense, $220,039 of impairment on loan receivable, and major non-cash operating items including a $5,252 decrease in accounts receivable, a $19,862 increase in inventory, a $29,949 increase in prepaid expenses and deposits, a $1,766 increase in amounts due from related parties, a $18,498 increase in accounts payable and a $378,411 increase in unearned revenue. Net cash provided by operating activities of $580,924 for the year ended June 30, 2015 primarily resulted from $584,473 of net loss, $152,130 of depreciation and amortization expense, $445,230 of impairment on loan receivable, and major non-cash operating items including a $11,398 decrease in accounts receivable, a $19,989 increase in inventory, a $1,046 decrease in prepaid expenses and deposits, a $51,067 increase in accounts payable, and a $524,515 increase in unearned revenue.

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Investing Activities

Net cash used in investing activities of $509,369 for the year ended June 30, 2016 primarily related to $299,673 used in conjunction with acquisition activities, $145,368 used to purchase, property plant and equipment, and $64,328 used to purchase intangibles. Net cash used in investing activities of $450,522 for the year ended June 30, 2015 primarily related to $366,672 used to purchase, property plant and equipment and $86,821 used to purchase intangibles partially offset by $2,971 cash generated from the sale of intangibles.

Financing Activities

Net cash used in financing activities of $115,663 for the year ended June 30, 2016 primarily related to loans to a related party of $220,039 and repayment of a loan of $10,865 partially offset by cash proceeds of $35,390 from the issuance of common stock and $79,851 of proceeds from a loan. Net cash used in financing activities of $407,660 for the year ended June 30, 2015 primarily related to loans to a related party of $445,230 and, partially offset by cash proceeds of $37,570 from the issuance of common stock.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation and Re-measurement

The Company's functional currency and reporting currency is U.S. dollar. The functional currency of the Company’s subsidiaries is Singapore dollars. All transactions initiated in Singapore dollars are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Equities at historical rate
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

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Accounts Receivable

The Company's accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company does not have allowance for doubtful accounts. As of June 30, 2016 and 2015, the Company had $0 allowance in accounts receivable.

Inventories

Inventories, which consist entirely of finished goods, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at June 30, 2016 and 2015, the Company had inventory of $42,250 and $21,861, respectively, and determined that no reserve was required.

Intangible Assets

We account for intangible assets in accordance with ASC 350 "Intangibles-Goodwill and Other.” The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straightline or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over 3 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Deferred Revenue

Deferred revenue is deferred beauty services billed to customers but which the services have not been fully performed as at year end.

Direct Costs

Direct costs are costs incurred to earn revenue, which consists of salaries and benefits, supplies, contract labor, and direct advertising and promotion costs.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 605, "Revenue Recognition," only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided or when customers take possession of products;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

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Government Credits

Government grants are recognized when government approval of the grant is received and all obligation to achieve the grant were met.

Government grants comprises of Special Employment Credit, Temp Employment Credit, Wage Credit Scheme, Productivity and Innovation Credit Scheme, Training grant, Government-paid Childcare Leave and Government-paid Maternity Leave. The grants are determined by the government of Singapore, are open to all eligible companies, and many do not require the Company to apply for them. Grants can change at any time and historical amounts are not indicators for future grant amounts. All obligations necessary of the Company for earning the grants were met at the date the grants were received.

During the years ended June 30, 2016 and 2015, the Company received government grants, reported as a reduction to general and administrative expenses, of $139,210 and $105,235, respectively.

Recent Accounting Pronouncements

In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606)." The amendments in this ASU defer the effective date of ASU 2014-09. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are still evaluating the effect of the adoption of ASU 2014-09.

The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

MANAGEMENT

Members of our Board of Directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our Board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

Sing Wei Lung currently is our only officer and director. Set forth below is certain information regarding Mr. Lung.

Name	Age	Position

Sing Wei Lung	50	Chairman of the Board, Chief Executive Officer, Treasurer, Secretary and Director

Background Information about our Officers and Director

Sing Wei Lung. Mr. Lung is the founder of Healing Touch Holdings and has served as the Chairman of the Board, Chief Executive Officer, Treasurer, Secretary, and sole director of Healing Touch Holdings since its formation in Delaware in May 2016. In addition, Mr. Lung founded Spa Eternity Pte. Ltd. in Singapore in November 2010 and founded Healing Touch Global Pte. Ltd. in Singapore in March 2014, which were both acquired by Healing Touch Holdings in June 2016, thereby becoming wholly owned subsidiaries of Healing Touch Holdings. Mr. Lung has served as a director of each of Spa Eternity Pte. Ltd. and Healing Touch Global Pte. Ltd. since their formation. Furthermore, Mr. Lung founded the Singapore-based spa brand named Healing Touch in 2001 and has since established seven (7) Healing Touch operating spas in Singapore which are currently held by Spa Eternity Pte. Ltd. and Healing Touch Global Pte. Ltd. In 2015, Mr. Lung successfully led a software development team in developing and implementing a proprietary point of sales spa management and online scheduling system to assist in franchising the Healing Touch brand internationally. From 2011 through 2016, Mr. Lung established five of the seven Healing Touch spas in the following locations in Singapore at the following times: Tampines, Novena, Alexandra, Yishun and Orchard in 2011, 2012, 2013, 2014, and 2015, respectively. In 2010, Mr. Lung started re-branding Healing Touch and applied Search Engine Optimization (SEO)/Search Engine Marketing (SEM) and Facebook marketing aggressively. Mr. Lung also converted all manual appointment scheduling to an online booking system subscribed from the United States for the Healing Touch spas.

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Through Mr. Lung’s leadership, revenue from the operations of the Healing Touch spas has grown to $4,423,366 in 2016. Mr. Lung has worked in the spa industry for more than 15 years. Prior to 2001, Mr. Lung started other businesses in the Food & Beverage industry as well as the wholesale Voice Over Internet Protocol (VoIP) industry. Mr. Lung’s experience as our Chief Executive Officer and his involvement with our formation, along with his knowledge of our business and industry and his background in sales and marketing, has led our board of directors to conclude that he should continue to serve as a director. Mr. Lung is also a certified trainer and E-Myth Business Coach. Mr. Lung graduated with a University of London, 2nd upper honors management degree from the Singapore Institute of Management in September, 1991.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Our board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our board. Because we do not have any independent directors, our board believes that the establishment of committees of our board would not provide any benefits to our Company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our board will participate in the consideration of director nominees.

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As with most small, early stage companies until such time as our Company further develops our business, achieves a stronger revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our board to include one or more independent directors, we intend to establish an audit committee of our board of directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our board.

Code of Ethics

Upon the closing of this Offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this Offering, the code of business conduct and ethics will be available on our website at www.healingtouchspa.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

The following table summarizes all compensation recorded by us for the years ended June 30, 2016 and June 30, 2015 for our principal executive officer.

2016 Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $

Sing Wei Lung, Chief Executive Officer	2016	-	-	-	-	-	-	-	-
	2015	-	-	-	-	-	-	-	-

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

Except as otherwise described below, there are no current employment agreements between the Company and our executive officer or understandings regarding future compensation.

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According to the Share Exchange Agreement, Mr. Lung shall be paid by the Company as compensation for his services as Chief Executive Officer of the Company:

(a) a monthly salary (up to $25,000 (Singaporean Dollars) per month) equal to five percent (5%) of monthly sales of the Company (which includes the monthly sales of all of the subsidiaries of the Company); provided, however, no compensation will be paid for a month in which such month's sales of the Company were less than $410,000 (Singaporean Dollars); and

(b) a year-end bonus of 3.5% of annual sales of the Company so long as a minimum of $5,000,000 (Singaporean dollars) annual sales (which includes the monthly sales of all of the subsidiaries of the Company) have been achieved; provided, however, the total compensation of monthly salary and bonus shall not exceed $500,000 (Singaporean Dollars).

Future increases (but not decreases) in the compensation of Mr. Lung as Chief Executive Officer shall be decided by a compensation committee of the Company (with Mr. Lung abstaining from voting on any such increase in his compensation as Chief Executive Officer).

The foregoing terms of compensation shall not apply if Mr. Lung resigns from, is removed from or changes to a different officer position from his position as Chief Executive Officer (where he is no longer the Chief Executive Officer) of the Company. The terms of compensation of Mr. Lung shall be subject to renegotiation where Mr. Lung changes to a different officer position from his position as Chief Executive Officer (where he is no longer the Chief Executive Officer) of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of June 30, 2016.

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of our board of directors. The board as a whole determines executive compensation.

Compensation Committee Interlocks and Insider Participation

Our board does not have, and has not had, a compensation committee. Our sole executive officer does not serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board.

Compensation of Directors

Our board has the authority to fix the compensation of directors.

59

During the years ended June 30, 2016 and 2015, our Singaporean subsidiaries paid $310,738 and $74,852, respectively, in director fees to Sing Wei Lung, our current director, for his services as a director of the Singaporean subsidiaries.

Director Independence

Our board of directors is currently composed of one member, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 9, 2016, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director and each of our executive officers and (iii) all executive officers and directors as a group. As of November 9, 2016, there were 41,819,724 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each person listed is in care of Healing Touch Holdings, Inc., 140 Paya Lebar Road, AZ Building #09-26, Singapore 409015.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name	Number	Percent	Number	Percent
Sing Wei Lung	37,500,100	89.67%	37,500,100	79.16%
All executive officers and director as a group (1 person)	37,500,100	89.67%	37,500,100	79.16%

60

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could materially and adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Upon completion of this Offering, assuming that all of the Shares are sold, we will have 47,375,280 shares of common stock outstanding. Of these shares of common stock, the 5,555,556 Shares being sold in this Offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 37,500,100 shares of common stock held by our officers and directors upon completion of this Offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 of the Securities Act, which is summarized below

Rule 144

The availability of Rule 144 will vary depending on whether shares of our common stock are restricted and whether they are held by an affiliate or a non-affiliate. For purposes of Rule 144, a non-affiliate is any person or entity that is not our affiliate at the time of sale and has not been our affiliate during the preceding three months.

In general, under Rule 144, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an affiliate who has beneficially owned shares of our restricted common stock for at least six months would be entitled to sell within any three-month period any number of such shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 473,752 shares immediately after consummation of this offering; or

•	the average weekly trading volume of our common stock on the open market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

In addition, any sales by our affiliates under Rule 144 are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Our affiliates must comply with all the provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares of our common stock that are not restricted securities, such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an issuer.

61

Similarly, once we have been a reporting company for at least 90 days, a non-affiliate who has beneficially owned shares of our restricted common stock for at least six months would be entitled to sell those shares without complying with the volume limitation, manner of sale and notice provisions of Rule 144, provided that certain public information is available. Furthermore, a non-affiliate who has beneficially owned our shares of restricted common stock for at least one year will not be subject to any restrictions under Rule 144 with respect to such shares, regardless of how long we have been a reporting company.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In August 2015, our subsidiary Healing Touch Global Pte. Ltd. received 45% of the shares of Spa Affinity Pte. Ltd. for no value and would account for the 45% of shares under the equity method, having a value of $0. Since Spa Affinity Pte. Ltd. had losses during the year ended June 30, 2016, Healing Touch Global Pte. Ltd. did not recognize anything under the equity method.

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including Sing Wei Lung, the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer, Sing Wei Lung, received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

On June 22, 2016, the Company completed the acquisition of 100% of the interest of Spa Eternity Pte. Ltd. from Sing Wei Lung (its controlling shareholder) and Hongbo Huang in exchange for $2,147,000 (Singaporean Dollars) (equivalent to $1,589,982 United States Dollars at the date of closing) (consisting of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in cash consideration (“Cash Consideration”), $200,000 (Singaporean Dollars) ($149,836 United States Dollars) in the form of a Promissory Note from the Company to Sing Wei Lung and Hongbo Huang, and the assumption of all indebtedness Sing Wei Lung to Spa Eternity Pte. Ltd. in the amount of $1,747,000 (Singaporean Dollars) ($1,290,330 United States Dollars)). The Company derived the Cash Consideration to pay Sing Wei Lung and Hongbo Huang by borrowing such amount from Healing Touch Global Pte. Ltd. on June 22, 2016 in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Healing Touch Global Pte. Ltd. As a result, Spa Eternity Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating five (5) spas.

On June 27, 2016, the Company repaid the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) and nominal accrued interest under the Promissory Note issued to Sing Wei Lung and Hongbo Huang by borrowing $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from Spa Eternity Pte. Ltd. in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) from the Company to Spa Eternity Pte. Ltd.

During the years ended June 30, 2016 and 2015, our Singaporean subsidiaries paid $310,738 and $74,852, respectively, in director fees to Sing Wei Lung, our current Chief Executive Officer, for his services as a director of the Singaporean subsidiaries.

During the years ended June 30, 2016 and 2015, our Singaporean subsidiaries made loans in the amount of $220,039 and $445,230, respectively, to Sing Wei Lung, a director and principal shareholder of such Singaporean subsidiaries prior to the Company’s acquisition of the Singaporean subsidiaries in June 2016. The loans were impaired by the Company and reported as operating expenses for the periods ended June 30, 2016 and 2015. Currently, Sing Wei Lung is the sole officer and sole director of the Company.

During the year ended June 30, 2016 and 2015, our subsidiary Healing Touch Global Pte. Ltd. paid management fees of $11,898 and $0 to Spa Affinity Pte. Ltd. which is an affiliated company (through Healing Touch Global Pte. Ltd.) accounted for by the equity-method.

During the year ended June 30, 2016, Sing Wei Lung, our current Chief Executive Officer, contributed a vehicle to the Company and the Company recorded $35,310 as a contribution to capital. The Company determined the fair value of the vehicle based on the market price.

As of June 30, 2016 and 2015, the Company recorded due from related party of $1,766 and $0, respectively

62

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

The consolidated financial statements of Healing Touch Holdings, Inc. as of June 30, 2016 and 2015, and for the years then ended, included in this prospectus, have been included herein in reliance on the report by MaloneBailey, LLP, our independent registered public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the Exchange Act and its rules and regulations. This means that we will file reports and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E. Washington D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that will contain the reports and other information that we file electronically with the Commission and the address of that website is www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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INDEX TO FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Healing Touch Holdings, Inc.

Singapore

We have audited the accompanying consolidated balance sheets of Healing Touch Holdings, Inc. (the “Company”) as of June 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healing Touch Holdings, Inc. as of June 30, 2016 and 2015, and the results its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

 www.malonebailey.com

 Houston, Texas

 November 9, 2016

F-2

HEALING TOUCH HOLDINGS, INC.

(Formerly IT’S DIVINE, INC.)

Consolidated Balance Sheets

	June 30, 2016	June 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$306,718	$379,323
Accounts receivable	222	5,643
Due from related party	1,766	-
Inventory	42,250	21,861
Prepaid expenses and deposits	67,235	63,286
Other current asset	15,919	15,961
Total Current Assets	434,110	486,074
Property and equipment, net of depreciation of $345,314 and $171,091	418,650	408,415
Intangible assets, net of amortization $63,007 and $25,186	84,111	55,688
Non-current deposits	88,260	61,706
TOTAL ASSETS	1,025,131	1,011,883

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$283,635	$265,286
Short-term loan	16,448	-
Deferred revenue	1,706,088	1,320,007
Total Current Liabilities	2,006,171	1,585,293

Long-term loan	54,566	-
TOTAL LIABILITIES	2,060,737	1,585,293

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 20,000,000 shares authorized;
0 shares issued and outstanding	-	-
Common stock, $0.0001 par value; 300,000,000 shares authorized;
41,819,724 and 41,582,282 shares issued and outstanding, respectively	4,182	4,158
Additional paid-in capital	467,663	696,660
Accumulated deficit	(1,520,439)	(1,287,576)
Accumulated other comprehensive income	12,988	13,348
Total stockholders' deficit	(1,035,606)	(573,410)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,025,131	$1,011,883

The accompanying notes are an integral part of these financial statements

F-3

HEALING TOUCH HOLDINGS, INC.

(Formerly IT’S DIVINE, INC.)

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended
	June 30,
	2016	2015

REVENUE	$4,423,366	$3,798,985

OPERATING EXPENSES
Direct costs	2,603,825	2,301,458
Depreciation and amortization	212,044	152,130
General and administrative	1,583,994	1,417,483
Professional fees	36,327	67,157
Impairment of loan receivable - related party	220,039	445,230
Total Operating Expenses	4,656,229	4,383,458

LOSS FROM OPERATIONS	(232,863)	(584,473)

LOSS BEFORE INCOME TAXES	(232,863)	(584,473)
Provision for income taxes	-	-
NET LOSS	(232,863)	(584,473)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(360)	18,713
TOTAL COMPREHENSIVE INCOME (LOSS)	(233,223)	(565,760)

Basic and Diluted Loss per Common Share	$(0.01)	$(0.01)
Basic and Diluted Weighted Average Common Shares Outstanding	41,727,547	41,452,882

The accompanying notes are an integral part of these financial statements.

F-4

HEALING TOUCH HOLDINGS, INC.

(Formerly IT’S DIVINE, INC.)

Consolidated Statements of Changes in Stockholders’ Deficit

					Accumulated
	Common Stock		Additional		Other	Total
	Number of		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Income	Deficit

Balance - June 30, 2014	41,344,940	$4,134	$659,114	$(703,103)	$(5,365)	$(45,220)
Common stock issued for cash	237,342	24	37,546	-	-	37,570
Foreign currency translation adjustments					18,713	18,713
Net loss	-	-	-	(584,473)	-	(584,473)
Balance - June 30, 2015	41,582,282	4,158	696,660	(1,287,576)	13,348	(573,410)
Issuance of founder shares on incorporation of Healing Touch Holdings, Inc.	100	-	-	-	-	-
Common stock issued for cash	237,342	24	35,366	-	-	35,390
Contribution of vehicle by director			35,310			35,310
Acquisition of subsidiaries	-	-	(299,673)		-	(299,673)
Foreign currency translation adjustments					(360)	(360)
Net loss	-	-	-	(232,863)	-	(232,863)
Balance - June 30, 2016	41,819,724	$4,182	$467,663	$(1,520,439)	$12,988	$(1,035,606)

The accompanying notes are an integral part of these financial statements.

F-5

HEALING TOUCH HOLDINGS, INC.

(Formerly IT’S DIVINE, INC.)

Consolidated Statements of Cash Flow

	Year Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(232,863)	$(584,473)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	212,044	152,130
Impairment of loan receivable - related party	220,039	445,230
Changes in operating assets and liabilities:
Accounts receivable	5,252	11,398
Inventory	(19,862)	(19,989)
Prepaid expenses and deposits	(29,949)	1,046
Due from related party	(1,766)	-
Accounts payable and accrued liabilities	18,498	51,067
Deferred revenue	378,411	524,515
Net Cash Provided by Operating Activities	549,804	580,924

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries	(299,673)	-
Purchase of property and equipment	(145,368)	(366,672)
Purchase of intangible assets	(64,328)	(86,821)
Sale of intangible assets	-	2,971
Net Cash Used in Investing Activities	(509,369)	(450,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	35,390	37,570
Proceeds from loan	79,851	-
Repayment of loan	(10,865)	-
Loans to a related party	(220,039)	(445,230)
Net Cash Used in Financing Activities	(115,663)	(407,660)

Effects on changes in foreign exchange rate	2,623	(34,640)

Net decrease in cash for the period	(72,605)	(311,898)
Cash at beginning of period	379,323	691,221
Cash at end of period	$306,718	$379,323

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$1,481	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Contribution of vehicle by director	$35,310	$-

The accompanying notes are an integral part of these financial statements.

F-6

HEALING TOUCH HOLDINGS, INC.

(Formerly IT’S DIVINE, INC.)

Notes to the Consolidated Financial Statements

June 30, 2016 and 2015

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Healing Touch Holdings, Inc. (“we”, “our”, the “Company) was incorporated in Delaware on May 17, 2016, as It’s Divine, Inc. On October 5, 2016, we amended our certificate of incorporation to change our name to Healing Touch Holdings, Inc.

We own and operate, through our two significant subsidiaries, seven (7) spas in Singapore which have operated under the brand name “Healing Touch” since the “Healing Touch” trade name was established in 2001 before we acquired such subsidiaries in June 2016. Currently, our seven (7) Healing Touch spas have 83 treatment rooms and approximately 107 therapists and are visited by more than 20,000 clients annually. We have also just commenced a program to franchise our spas under the “Healing Touch” brand name in Singapore and other countries in the Southeast Asian region. Our spas, and our franchised locations, provide services that include massage, facial and slimming treatments as well as selling related beauty products. Each of the Company's spas generally offer similar treatments and beauty products.

Overview of Corporate Structure

Our business is operated through holding entities and operating entities.  Healing Touch Holdings currently holds all of the issued and outstanding capital of our subsidiaries, namely (i) Spa Eternity Pte. Ltd. (“Spa Eternity”), which currently conducts its business through five wholly owned operating branches, (ii) Healing Touch Global Pte. Ltd. (“HTG”), which currently conducts its business through one wholly owned branch and a 45% equity investment in Spa Affinity Pte. Ltd. (“Spa Affinity”), which wholly owns an operating branch, (iii) It’s Divine Technology Pte. Ltd., which is wholly owned and (iv) It’s Divine Investments Pte. Ltd., which is wholly owned. Spa Eternity Pte. Ltd, Healing Touch Global Pte. Ltd., It’s Divine Technology Pte. Ltd., and It’s Divine Investments Pte. Ltd. were incorporated in Singapore on November 12, 2010, March 19, 2014, June 21, 2016 and June 21, 2016, respectively.  We plan to expand our Healing Touch brand through the (i) establishment of additional directly company owned branches of Spa Eternity Pte. Ltd. and Healing Touch Global Pte. Ltd. and (ii) franchising of spas.  With respect to It’s Divine Technology Pte. Ltd. and It’s Divine Investments Pte. Ltd., they have been and continue to be non-operational to date and will be exploring different business opportunities to undertake.

The operating spas held by Spa Eternity Pte. Ltd. and Healing Touch Global Pte. Ltd. include:

(1)	Healing Touch (Yishun Branch)
Orchid Country Club, 1 Orchid Club Road #01-33A, Singapore;
(2)	Healing Touch (Alexandra Branch)
Alexandra Road, 354 Alexandra Road, Alexis Condo #01-18, Singapore;
(3)	Healing Touch (Thomson Branch)
199 Upper Thomson Rd, Singapore;
(4)	Healing Touch (Novena Branch)
70 Thomson Rd, Singapore;
(5)	Healing Touch (River Valley Branch)
5 Tank Rd, Nagarathar Bldg #01-01/02, Singapore;
(6)	Healing Touch (Tampines Branch)
CPF Tampines Building, 1 Tampines Central 5, CPF Tampines Bldg #05-10, Singapore; and
(7)	Healing Touch (Orchard Branch)
19 Tanglin Road, Tanglin Shopping Centre, #03-03, Singapore.

F-7

Recent Developments

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

On June 22, 2016, the Company completed the acquisition of 100% of the interest of Spa Eternity Pte. Ltd. from our Chief Executive Officer (its controlling shareholder) and his spouse in exchange for $2,147,000 (Singaporean Dollars) (equivalent to $1,589,982 (United States Dollars) at the date of closing) (consisting of $200,000 (Singaporean Dollars) in cash consideration (“Cash Consideration”), $200,000 (Singaporean Dollars) in the form of a Promissory Note from the Company to the CEO and his spouse, and the assumption of all indebtedness the CEO owes to Spa Eternity Pte. Ltd. in the amount of $1,747,000 (Singaporean Dollars)). The Company derived the Cash Consideration to pay CEO and his spouse by borrowing such amount from Healing Touch Global Pte. Ltd. on June 22, 2016 in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) from the Company to Healing Touch Global Pte. Ltd. As a result, Spa Eternity Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating five (5) spas.

On June 27, 2016, the Company repaid the principal amount of $200,000 (Singaporean Dollars) and nominal accrued interest under the Promissory Note issued to the CEO and his spouse by borrowing $200,000 (Singaporean Dollars) from Spa Eternity Pte. Ltd. in exchange for a Promissory Note in the principal amount of $200,000 (Singaporean Dollars) from the Company to Spa Eternity Pte. Ltd.

The above companies were controlled by the same individual, their sole director and officer (more than 80%) immediately prior to the above exchanges. As a result of those share exchanges, the above companies became 100% owned subsidiaries of the Company. As these transactions are between entities under common control, the Company has reported the results of operations for the period in a manner similar to a pooling of interests and has consolidated financial results since the initial date in which the above companies were under common control. Assets and liabilities were combined on their carrying values and no recognition of goodwill was made. The Company has presented earnings per share based on the new parent company shares issued to the former shareholders of the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Basis of Consolidation

These consolidated financial statements include the accounts of Healing Touch Holdings, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated. Spa Affinity Pte. Ltd. and its wholly owned operating branch, Healing Touch (Orchid Branch), is not consolidated as it is accounted for under equity investment method.

F-8

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation and Re-measurement

The Company's functional currency and reporting currency is U.S. dollar. The functional currency of the Company’s subsidiaries is Singapore dollars. All transactions initiated in Singapore dollars (“SGD”) are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Equities at historical rate
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	June 30,	June 30,
	2016	2015
Spot SGD: USD exchange rate	$0.74	$0.74
Average SGD: USD exchange rate	$0.72	$0.76

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable

The Company's accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company does not have allowance for doubtful accounts. As of June 30, 2016 and 2015, the Company had $0 allowance in accounts receivable.

Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, inventory, prepaid expenses and deposits, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

F-9

During the year ended June 30, 2016 and 2015, three vendors accounted for approximately 84% and 75% of accounts payable.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. See note 7.

Inventories

Inventories, which consist entirely of finished goods, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost.  Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at June 30, 2016 and 2015, the Company had inventory of $42,250 and $21,861, respectively, and determined that no reserve was required.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases.

The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Depreciation of plant and equipment, which includes assets under capital leases, is provided on the straight-line method over estimated useful lives, generally as follows:

Computer equipment and software	1-3 years
Furniture and fixtures	3-5 years
Vehicles	10 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease life, generally 3 years. For leases with renewal periods at the Company’s option, the Company generally use the original lease term, excluding renewal option periods, to determine estimated useful lives. If failure to exercise a renewal option imposes an economic penalty to the Company, the Company may determine at the inception of the lease that renewal is reasonably assured and include the renewal option period in the determination of the appropriate estimated useful lives.

F-10

Intangible Assets

We account for intangible assets in accordance with ASC 350 "Intangibles-Goodwill and Other.” The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over 3 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Deferred Revenue

Deferred revenue is deferred beauty services billed to customers but which the services have not been fully performed as at year end.

Direct Costs

Direct costs are costs incurred to earn revenue, which consists of salaries and benefits, supplies, contract labor, and direct advertising and promotion costs.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 605, "Revenue Recognition," only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided or when customers take possession of products;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

Government Credits

Government grants are recognized when government approval of the grant is received and all obligation to achieve the grant were met.

Government grants comprises of Special Employment Credit, Temp Employment Credit, Wage Credit Scheme, Productivity and Innovation Credit Scheme, Training grant, Government-paid Childcare Leave and Government-paid Maternity Leave. The grants are determined by the government of Singapore, are open to all eligible companies, and many do not require the Company to apply for them. Grants can change at any time and historical amounts are not indicators for future grant amounts. All obligations necessary of the Company for earning the grants were met at the date the grants were received.

During the years ended June 30, 2016 and 2015, the Company received government grants, reported as a reduction to general and administrative expenses, of $139,210 and $105,235, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As at June 30, 2016 and 2015, the Company did not have any amounts recorded pertaining to uncertain tax positions.

F-11

Loss per Share

The Company has adopted ASC 260, “Earnings Per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying consolidated statements of operations and comprehensive loss, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

The Company had no potentially dilutive securities, such as convertible debt, options or warrants, issued and outstanding during years ended June 30, 2016 and 2015.

Recent Accounting Pronouncements

In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606)." The amendments in this ASU defer the effective date of ASU 2014-09. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are still evaluating the effect of the adoption of ASU 2014-09.

The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2016 and 2015 consist of the following:

	June 30, 2016	June 30, 2015
Cost:
Computers and software	$43,777	$37,076
Furniture and fixtures	116,851	109,171
Leasehold improvements	388,213	388,213
Shop Equipment	72,091	66,848
Vehicles	161,054	-
	781,986	601,308
Less: accumulated depreciation	(345,314)	(171,091)
	436,672	430,217
Less: foreign exchange effect	(18,022)	(21,802)
Property and equipment, net	$418,650	$408,415

During the years ended June 30, 2016 and 2015, the Company recognized depreciation of $174,223 and $126,944, respectively.

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NOTE 4 - INTANGIBLES

Intangible assets as of June 30, 2016 and 2015, consist of the following:

	June 30, 2016	June 30, 2015
Cost:
Software	$135,243	$86,821
Trade mark	11,511	-
	146,754	86,821
Less: accumulated amortization	(63,007)	(25,186)
	83,747	61,635
Less: foreign exchange effect	364	(5,947)
Intangible assets, net	$84,111	$55,688

During the years ended June 30, 2016 and 2015, the Company recognized depreciation of $37,821and $25,186, respectively.

NOTE 5 - STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 20,000,000 preferred shares with a par value of $0.0001 per share. The Board of Directors is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

The Company has authorized 300,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Preferred Share Issuances

As at June 30, 2016 and 2015, the Company did not have preferred shares issued and outstanding.

Common Share Issuances

On June 16, 2016, pursuant to the Share Exchange Agreement (See Note 1), the Company issued 41,819,624 shares of common stock to the stockholders of HTG in exchange for 100% of their issued and outstanding common stock.  As a result of the acquisition accounting, these shares issued to the former stockholders of HTG, are treated as being outstanding from the date of issuance of the shares.

F-13

The following transactions occurred as a result of the incorporation of Healing Touch Holdings Inc. and acquisitions during June 2016:

·         On incorporation of Healing Touch Holdings, issued 100 shares of common stock to its founder and sole officer for services, at a deemed nominal value of $0.0001 per share.

·         During the year ended June 30, 2016, the Company issued 237,342 shares of common stock for cash of $35,390.

·         During the year ended June 30, 2015, the Company the Company issued 237,342 shares of common stock for cash of $37,570.

As at June 30, 2016 and 2015, the Company had 41,819,724 and 41,582,282 shares of common stock issued and outstanding, respectively.

NOTE 6 - INCOME TAXES

Healing Touch Holdings, Inc. was formed in May 2016. Prior to the Share Exchange in June 2016, the Company only had operations in the United States. In June 2016, the Company became the parent of HTG and SPA E., wholly owned Singapore subsidiaries, which file tax returns in Singapore.

Singapore and U.S. components of income (loss) before income taxes were as follows:

	For The Years Ended
	June 30,
	2016	2015
Singapore	$(236,241)	$(584,473)
United States	3,378	-
Loss before income taxes	$(232,863)	$(584,473)

The income tax provision (benefit) for the years ended June 30, 2016 and 2015 consists of the following:

	For The Years Ended
	June 30,
	2016	2015
Income tax expense (benefit) at statutory rate:
Singapore	$(40,161)	$(99,360)
United States	1,149	-
Total	(39,012)	(99,360)
Change in valuation allowance	39,012	99,360
Income tax expense (benefit)	$-	$-

F-14

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As at June 30,
	2016	2015
NOL Carryover:
Singapore	$139,521	$99,360
United States	(1,149)	-
Total	138,372	99,360
Valuation allowance	(138,372)	(99,360)
Net deferred tax asset	$-	$-

The reconciliation of the effective income tax rate to the U.S. federal statutory rate as of June 30, 2016 and 2015:

Federal income tax rate	34.0%
Increase in valuation allowance	(34.0%)
Effective income tax rate	0.0%

The reconciliation of the effective income tax rate to Singapore statutory rate as of June 30, 2016 and 2015:

Income tax rate	17.0%
Increase in valuation allowance	(17.0%)
Effective income tax rate	0.0%

At June 30, 2016 and 2015, the Company had $236,241 and $584,473, respectively of foreign net operating losses (“NOLs”) that may be available to offset future taxable income until 2035 (U.S.) and indefinitely (Singapore). In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards are subject to annual limitations following greater than 50% ownership changes. In accordance with the Inland Revenue Authority of Singapore, unutilized loss carry forwards are subject to changes in ownership and business operations.

The Company assesses the likelihood that deferred tax assets will be realized. ASC 740, “Income Taxes,” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of June 30, 2016 and 2015.

The Company’s tax returns are subject to examination by tax authorities beginning with the year ended June 30, 2016 (U.S.) and December 31, 2011 (Singapore).

F-15

NOTE 7 - RELATED PARTIES TRANSACTIONS

During the year ended June 30, 2016, the CEO contributed a vehicle to the Company and the Company recorded $35,310 as a contribution to capital. The Company determined the fair value of the vehicle based on the market price.

During the year ended June 30, 2016, and 2015, the Company made loans to the CEO of $220,039 and $445,230, respectively. These amounts were recorded as loan receivables to the CEO, however, as part of the decision to go public in the U.S., the board of directors approved treating them as being impaired, and recorded the amounts as operating expenses.

During the year ended June 30, 2016 and 2015, the Company received management fees of $11,898 and $0 from Spa Affinity which is the affiliated company accounted for by the equity-method.

During the year ended June 30, 2016, Healing Touch Holdings acquired 100% of common shares of Spa Eternity from the major shareholder (our CEO) of both companies and Healing Touch Holdings paid the consideration for this acquisition of SGD$400,000 ($299,673) to the shareholders (our CEO and his spouse).

During the year ended June 30, 2016 and 2015, the director fee incurred was $310,738 and $74,852, respectively.

In August 2015, HTG received 45% of shares of Spa Affinity for no value and would account for the 45% of shares under the equity method, having a value of $0. Since Spa Affinity had losses during the year ended June 30, 2016, HTG did not recognize anything under the equity method.

As of June 30, 2016 and 2015, the Company recorded due from related party of $1,766 and $0, respectively

NOTE 8 - LOAN PAYABLE

The Company had the following loan payable outstanding as of June 30, 2016 and June 30, 2015:

	2016	2015
Loan on vehicle	$71,014	$-
less current portion	16,448	-
Long-term loan payable	$54,566	$-

The Company is obligated under the hire purchase agreement for a vehicle. The term of the loan is five years and has an effective interest rate of 6.18%. The vehicle is used as collateral against the loan.

Future minimum payments under the loan obligation at June 30, 2016 are as follows:

2017	$19,062
2018	19,062
2019	19,062
2020	19,062
2021	6,311
82,559
Less amount representing interest	11,545
$71,014

F-16

NOTE 9 - COMMITMENTS AND CONTINGENCIES

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position or results of operations.

Rent

The Company leases premises for their seven (7) locations, ranging in terms of two to five years, with monthly lease rates ranging from SGD$3,300 ($2,450) to SGD$11,500 ($8,500). Lease expenses for the years ended June 30, 2016 and 2015 was $441,860 and $451,852, respectively.

Minimum future lease payments under operating leases as of June 30, 2016, are as follows:

For the year ending June 30,
2017	$470,360
2018	333,122
2019	39,035
Thereafter	-
$842,517

NOTE 10 - SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to June 30, 2016 through November 9, 2016 and has determined that it does not have any material events.

F-17

HEALING TOUCH HOLDINGS, INC.

5,555,556 Shares of

Common Stock

PROSPECTUS

____________, 2016

Until ____________, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or expected relating to this prospectus and distribution are as follows:

Amount to be Paid
Securities and Exchange Commission registration fee	$116
Transfer agent fees	1,500
Accounting fees and expenses	50,000
Legal fees and expenses	25,000
Total	$76,616

All amounts are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides in relevant parts as follows:

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Delaware General Corporation Law.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. At present, the Company does not maintain any officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On May 17, 2016, upon incorporation of Healing Touch Holdings, Healing Touch Holdings issued 100 shares of common stock to its founder and sole officer for services, at a deemed nominal value of $0.0001 per share.

On June 16, 2016, the Company completed the acquisition of 100% of the interest of Healing Touch Global Pte. Ltd. in a share exchange pursuant to the terms of a Share Exchange Agreement, dated May 31, 2016 (as amended, “Share Exchange Agreement”), with the shareholders (including Sing Wei Lung, the Company’s current Chairman of the Board and Chief Executive Officer) of Healing Touch Global Pte. Ltd., pursuant to which the Company issued an aggregate of 41,819,624 shares of common stock of the Company to the shareholders of Healing Touch Global Pte. Ltd. in exchange for all of the outstanding 22,025 shares of common stock of Healing Touch Global Pte. Ltd. (the “Share Exchange”). As a result of the Share Exchange, Healing Touch Global Pte. Ltd. is a direct subsidiary of the Company engaged in the business of owning and operating two (2) spas. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer, Sing Wei Lung, received 37,500,000 shares of common stock the Company, constituting approximately 90% of the issued and outstanding shares of common stock of the Company.

As a result of the acquisition accounting, the following shares issued to the former stockholders of Healing Touch Global Pte. Ltd., are treated as being outstanding from the date of issuance of the shares:

·   During the year ended June 30, 2016, the Company issued 237,342 shares of common stock for cash of $35,390.

·   During the year ended June 30, 2015, the Company the Company issued 237,342 shares of common stock for cash of $37,570.

The foregoing share issuances were made in transactionsexempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Regulation S, Regulation D, and Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

None.

ITEM 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 14 above, or otherwise, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1)

for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore and the Republic of Singapore, on November 9, 2016.

Healing Touch Holdings, Inc.

By:	/s/ Sing Wei Lung
Sing Wei Lung
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 has been signed by the following persons in the capacities indicated on November 9, 2016.

Name	Title

/s/ Sing Wei Lung	Chief Executive Officer and Director
Sing Wei Lung	(principal executive officer and principal financial and accounting officer)

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1*	Certificate of Incorporation of Healing Touch Holdings.
3.2*	Amendment to Certificate of Incorporation of Healing Touch Holdings.
3.3*	Bylaws of Healing Touch Holdings.
3.4*	Amendment to Bylaws of Healing Touch Holdings
5.1*	Form of Opinion of the Law Office of Legal & Compliance, LLC.
10.1*	Share Exchange Agreement, dated May 31, 2016, among Healing Touch Holdings (formerly known as It’s Divine, Inc.), Healing Touch Global Pte. Ltd., and the shareholders of Healing Touch Global Pte. Ltd.
10.2*

Amendment No. 1 to Share Exchange Agreement dated June 6, 2016, among Healing Touch Holdings (formerly known as It’s Divine, Inc.), Healing Touch Global Pte. Ltd., and the shareholders of Healing Touch Global Pte. Ltd.

10.3*

Amendment No. 2 to Share Exchange Agreement dated June 14, 2016, among Healing Touch Holdings (formerly known as It’s Divine, Inc.), Healing Touch Global Pte. Ltd., and the shareholders of Healing Touch Global Pte. Ltd.

10.4*	Stock Purchase Agreement dated June 20, 2016, among Healing Touch Holdings (formerly known as It’s Divine, Inc.), Spa Eternity Pte. Ltd., Sing Wei Lung and Hongbo Huang.
10.5*

Promissory Note for principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) made by Healing Touch Holdings in favor of Healing Touch Global Pte. Ltd. dated as of June 22, 2016.

10.6*	Promissory Note for principal amount of $200,000 (Singaporean Dollars) ($149,836 United States Dollars) made by Healing Touch Holdings in favor of Spa Eternity Pte. Ltd. dated as of June 27, 2016.
21.1*	List of Subsidiaries.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).
99.1*	Form of Subscription Agreement

_____________

*	Filed herewith

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